Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.

SONABANK, NATIONAL ASSOCIATION

and

1st SERVICE BANK

DATED AS OF JULY 10, 2006

i

ii

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of July 10, 2006 (as amended, supplemented, restated or otherwise modified from time to time, this “Agreement”), is entered into by and among Southern National Bancorp of Virginia, Inc. (“SNBV”), a Virginia corporation, Sonabank, National Association, a national bank and a wholly-owned subsidiary of SNBV (“Sonabank”), and 1st Service Bank (“1st Service”), a federally-chartered savings bank.

RECITALS

WHEREAS, the respective Boards of Directors of each of 1st Service, SNBV and Sonabank have determined that it is in the best interests of their respective companies and shareholders to consummate the business combination transaction provided for herein, in which 1st Service will, subject to the terms and conditions set forth herein, merge with and into Sonabank (the “Merger”); and

WHEREAS, as a material inducement to SNBV to enter into this Agreement, and simultaneously with the execution of this Agreement, each director of 1st Service is entering into an agreement pursuant to which each such person has agreed, among other things, to vote his or her shares of 1st Service Common Stock (as defined herein) in favor of this Agreement (a “Shareholder Agreement”); and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions provided for herein and also to prescribe certain conditions to the consummation of such transactions;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows.

ARTICLE I

CERTAIN DEFINITIONS

1.1. Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“1st Service” has the meaning set forth in the preamble to this Agreement.

“1st Service Benefit Plans” has the meaning set forth in Section 4.11(a).

“1st Service Board” means the Board of Directors of 1st Service.

“1st Service Bylaws” means the Federal Stock Bylaws of 1st Service, as amended as of the date hereof.

“1st Service Charter” means the Federal Stock Charter of 1st Service, as amended as of the date hereof.

“1st Service Common Stock” means the common stock, $0.01 par value per share, of 1st Service.

“1st Service Contract” has the meaning set forth in Section 4.14(a).

“1st Service Disclosure Schedule” has the meaning set forth in the first paragraph of Article IV.

“1st Service Financial Statements” has the meaning set forth in Section 4.6(a).

“1st Service Loans” has the meaning set forth in Section 4.25(a).

“1st Service Preferred Stock” means the preferred stock, $0.01 par value per share, of 1st Service.

“1st Service Recommendation” has the meaning set forth in Section 7.3(a).

“1st Service Regulatory Agreement” has the meaning set forth in Section 4.15.

“1st Service Required Vote” has the meaning set forth in Section 4.3(a).

“1st Service Shareholders Meeting” has the meaning set forth in Section 7.3(a).

“1st Service Stock” means the 1st Service Common Stock and the 1st Service Preferred Stock.

“1st Service Stock Options” means options to acquire shares of 1st Service Common Stock granted under the 1st Service Stock Plan.

“1st Service Stock Plan” means the 1st Service 2001 Stock Option Plan, as amended as of the date hereof.

1st Service Supplemental Required Vote” has the meaning set forth in Section 7.3(c).

“Acquisition Proposal” means any proposal or offer by any Person or group of Persons with respect to any of the following: (i) any merger, consolidation, share exchange, business combination, recapitalization, liquidation or dissolution or other similar transaction involving 1st Service or any Subsidiary of 1st Service whose assets, individually or in the aggregate, constitute more than 10% of the consolidated assets of 1st Service; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (including for this purpose the outstanding capital stock of any Subsidiary of 1st Service and the capital stock of any entity surviving any merger or business combination involving any Subsidiary of 1st Service) and/or liabilities that constitute 10% or more of the net revenues, net income or assets of 1st Service and its Subsidiaries taken as a whole in a single transaction or series of transactions; or (iii) any purchase or other acquisition or tender offer or exchange offer that if consummated would result in such Person(s) beneficially owning 10% or more of the outstanding shares of the common stock of 1st

Service or any Subsidiary of 1st Service whose assets, individually or in the aggregate, constitute more than 10% of the consolidated assets of 1st Service, in each case other than (x) the transactions contemplated by this Agreement and (y) any transaction referred to in clause (i) or (ii) involving only 1st Service and one or more of its Subsidiaries, or involving two or more of its Subsidiaries, provided that any such transaction is not entered into in violation of the terms of this Agreement.

“Agreement” has the meaning set forth in the first paragraph of this document.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“BDO” means BDO Seidman, LLP.

“BHC Act” means the Bank Holding Company Act of 1956, as amended, and the rules and regulations thereunder.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the Commonwealth of Virginia are authorized or obligated to close.

“Certificates” has the meaning set forth in Section 3.4(a).

“Change in 1st Service Recommendation” has the meaning set forth in Section 7.3(a).

“Closing” and “Closing Date” have the meanings set forth in Section 2.2(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Confidentiality Agreement between 1st Service and SNBV, dated as of February 17, 2006.

“Continuing Employees” has the meaning set forth in Section 7.10(a).

“CRA” means the Community Reinvestment Act of 1977, as amended, and the rules and regulations thereunder.

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Dissenting Shares” has the meaning set forth in Section 3.3.

“Effective Time” has the meaning set forth in Section 2.2(a).

“Environmental Laws” means any federal, state or local law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to (i) the protection or restoration of the environment, health, safety, or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (iii) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance, as well as any common law standards relating to environmental protection, human health or safety.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended, and the rules and regulations thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” has the meaning set forth in Section 3.4(a).

“Exchange Fund” has the meaning set forth in Section 3.4(b).

“Exchange Ratio” has the meaning set forth in Section 3.1(a)(iii).

“Fair Housing Act” means the Fair Housing Act, as amended, and the rules and regulations thereunder.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“GAAP” means accounting principles generally accepted in the United States.

“Governmental Entity” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.

“Hazardous Substance” means any substance that is (i) listed, classified or regulated pursuant to any Environmental Law, (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (iii) any other substance which is the subject of regulatory action by any Governmental Entity in connection with any Environmental Law.

“Home Mortgage Disclosure Act” means the Home Mortgage Disclosure Act of 1975, as amended, and the rules and regulations thereunder.

“Indemnified Party” has the meaning set forth in Section 7.6(a).

“Insurance Amount” has the meaning set forth in Section 7.6(c).

“Intellectual Property” means all patents, trademarks, trade names, service marks, domain names, database rights, copyrights and any applications therefore, mask works, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material and all other intellectual property or proprietary rights.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations thereunder.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

“IRS” means the Internal Revenue Service.

“Knowledge” as used with respect to a Party (including references to such Person being aware of a particular matter) means those facts that are known to a Party by the executive officers and directors of such Party, and includes any facts, matters or circumstances set forth in any written notice from any Governmental Authority received by that Party.

“Lien” means any lien, claim, charge, mortgage, pledge, security interest, restriction, encumbrance or security interest.

“Loans” means any loan, loan agreement, note or borrowing arrangement, including, without limitation, leases, credit enhancements, guarantees and similar interest-bearing assets, as well as commitments to extend any of the same.

“Material Adverse Effect” means, with respect to a Party, (A) a material adverse effect on the business, results of operations or financial condition of such Party and its Subsidiaries taken as a whole or (B) a material adverse effect on such Party’s ability to consummate the transactions contemplated hereby on a timely basis; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect on the referenced Party the cause of which is (i) any change after the date of this Agreement in (x) laws, rules or regulations of general applicability or published interpretations thereof by courts or governmental authorities, (y) GAAP or (z) regulatory accounting requirements, in any such case applicable to banks, savings institutions or their holding companies generally and not specifically relating to a Party,

(ii) the announcement of this Agreement or any action or omission of any Party or any Subsidiary thereof required under this Agreement or taken or omitted to be taken with the express written permission of the other Party or Parties, (iii) any changes after the date of this Agreement in general economic or capital market conditions affecting banks, savings institutions or their holding companies generally or (iv) changes or events, after the date hereof, affecting the financial services industry generally and not specifically relating to any Party or its Subsidiaries.

“Merger” has the meaning ascribed thereto in the recitals to this Agreement.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“Milestone Advisors” means Milestone Advisors, L.L.C., the financial advisor to 1st Service.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“OCC” means the Office of the Comptroller of the Currency.

“Option Spread Amount” has the meaning set forth in Section 3.5(b).

“OREO” means other real estate owned.

“OTS” means the Office of Thrift Supervision.

“Party” means any of 1st Service, SNBV or Sonabank, and “Parties” shall mean one or more of 1st Service, SNBV or Sonabank, as the context shall require.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.

“Proxy Statement/Prospectus” has the meaning set forth in Section 7.1(a).

“Registration Statement” has the meaning set forth in Section 7.1(a).

“Requisite Regulatory Approvals” has the meaning set forth in Section 8.1(b).

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests or which provide payments or benefits measured by the value of its capital stock.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Shareholder Agreement” has the meaning ascribed to such term in the recitals to this Agreement.

“SNBV” has the meaning set forth in the preamble to this Agreement.

“SNBV Articles” means the Articles of Incorporation of SNBV, as amended.

“SNBV Benefit Plans” has the meaning set forth in Section 5.11(a).

“SNBV Board” means the Board of Directors of SNBV.

“SNBV Bylaws” means the Bylaws of SNBV, as amended.

“SNBV Common Stock” means the common stock, par value $0.01 per share, of SNBV.

“SNBV Disclosure Schedule” has the meaning set forth at the beginning of Article V.

“SNBV Preferred Stock” means the preferred stock, par value $0.01 per share, of SNBV.

“SNBV Financial Statements” has the meaning set forth in Section 5.6(a).

“SNBV Regulatory Agreement” has the meaning set forth for in Section 5.14.

“SNBV Stock Compensation Plan” means SNBV’s 2004 Stock Option Plan.

“Sonabank” has the meaning set forth in the preamble to this Agreement.

“Sonabank Loans” has the meaning set forth in Section 5.20(a).

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or other entity of which (i) such Person or a subsidiary of such Person is a general partner or (ii) at least a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Superior Proposal” means, with respect to 1st Service, a bona fide written Acquisition Proposal which the 1st Service Board concludes in good faith to be more favorable to the shareholders of 1st Service, from a financial point of view, than the Merger and the other transactions contemplated by this Agreement after (i) receiving the advice of its financial advisor, (ii) taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (iii) taking into account all appropriate legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided that, for purposes of this definition of “Superior Proposal,” the term Acquisition Proposal shall have the meaning assigned to such term in this Article I, except that the reference to “10% or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “a majority” and “Acquisition Proposal” shall only be deemed to refer to a transaction involving voting securities of 1st Service or all or substantially all of the consolidated assets of 1st Service and its Subsidiaries.

“Surviving Institution” has the meaning set forth in Section 2.1(a).

“Taxes” means all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state, local or non-U. S. taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other similar taxes, including any interest or penalties attributable thereto.

“Tax Returns” means any return, report, information return or other document (including any related or supporting information) required to be filed with any taxing authority with respect to Taxes, including all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendments or supplements to any of the foregoing.

“Termination Fee” has the meaning set forth in Section 9.2(b).

“TG” means Thomson, Greenspon & Co., P.C.

“Treasury Stock” means all shares of 1st Service Stock that are (i) owned directly by 1st Service as treasury stock or (ii) owned directly by SNBV, other than in a fiduciary (including custodial or agency) capacity or as a result of debts previously contracted in good faith.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Voting Debt” means any bond, debenture, note or other indebtedness which has the right to vote on any matter on which a Person’s shareholders may vote.

ARTICLE II

THE MERGER

Section 2.1. The Merger.

(a) Subject to the terms and conditions of this Agreement, at the Effective Time, 1st Service shall merge with and into Sonabank pursuant to the Bank Merger Act (12 U.S.C. § 1828 (c)), 12 C.F.R. Sections 552.13 and 563.22 of the OTS regulations and 12 C.F.R. Section 5.33 of the OCC regulations. As a result of the Merger, the separate corporate existence of 1st Service shall cease and Sonabank shall survive and continue to exist as a national bank incorporated under the National Bank Act (12 U.S.C. Section 21 et. seq.) (Sonabank as the surviving institution in the Merger, sometimes being referred to herein as the “Surviving Institution”).

(b) The name of the Surviving Institution shall be “Sonabank, National Association.”

(c) The Articles of Association of Sonabank as in effect immediately prior to the Effective Time shall be the Articles of Association of the Surviving Institution until amended in accordance with its terms. The bylaws of Sonabank as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Institution until amended in accordance with its terms.

(d) The directors of the Surviving Institution immediately after the Merger shall be the directors of Sonabank immediately prior to the Effective Time, each of whom shall serve until such time as their successors are duly elected and qualified.

(e) The main office of the Surviving Institution shall be the main office of Sonabank immediately prior to the Effective Time. The main office of 1st Service and all branch offices of 1st Service and Sonabank which are in lawful operation immediately prior to the Effective Time shall be the branch offices of the Surviving Institution upon consummation of the Merger, subject to the opening or closing of any offices of Sonabank which may be authorized by Sonabank and/or applicable regulatory authorities after the Effective Date.

(f) At the Effective Time, the Surviving Institution shall have (i) as provided in its Articles of Association, the authority to issue 45,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share, and (ii) shareholders’ equity equal to the combined shareholders’ equity of Sonabank and 1st Service, which amounted to $32.3 million and $8.4 million, respectively, at December 31, 2005, subject to adjustment for the results of operations of these entities between January 1, 2006 and the Effective Time and adjustments which may be required in connection with the Surviving Institution recording of the Merger under accounting principles generally accepted in the United States (“GAAP”).

(g) At the Effective Time, the effects of the Merger shall be as provided under law and applicable regulation, including 12 U.S.C. Section 215a. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time: (A) all rights, franchises and interests of 1st Service in and to every type of property (real, personal and mixed), tangible and intangible, and choses in action shall be transferred to and vested in the Surviving Institution by virtue of the Merger without any deed or other transfer, and the Surviving Institution, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee of estates of lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by 1st Service immediately prior to the Effective Time; and (B) the Surviving Institution shall be liable for all liabilities of 1st Service, known or unknown and fixed or contingent, including all deposits, accounts, debts, obligations and contracts thereof, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records thereof, and all rights of creditors or obligees and all liens on the property of 1st Service shall be preserved unimpaired.

(h) It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a)(2)(D) of the Code and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

(i) If, at any time after the Effective Time, the Surviving Institution shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Institution its right, title or interest in, to or under any of the rights, properties or assets of 1st Service acquired or to be acquired by the Surviving Institution as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, 1st Service, and its proper officers and directors, shall be deemed to have granted to the directors and executive officers of the Surviving Institution an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Institution and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Institution are fully authorized in the name of the Surviving Institution or otherwise to take any and all such action, provided that any such action shall not adversely affect the 1st Service shareholders existing as of the Effective Time.

Section 2.2. Effective Date and Effective Time; Closing.

(a) Subject to the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the Parties shall consummate the Merger on (i) a date selected by Sonabank after such satisfaction or waiver which is no later than the later of (A) five Business Days following such satisfaction or waiver and (B) the first month end following such satisfaction or waiver or (ii) such other date to which Sonabank and 1st Service may mutually agree in writing. The Merger shall become effective upon the issuance of a certification of merger by the OCC or such later time as may be specified therein (the “Effective Time”).

(b) A closing (the “Closing”) shall take place prior to the Effective Time at 10:00 a.m., Eastern Time, at the offices of Sonabank, or at such other place, at such other time, or on such other date as the Parties may mutually agree upon (such date, the “Closing Date”). At the Closing, there shall be delivered to the Parties the opinions, certificates and other documents required to be delivered under Article VIII hereof.

ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

Section 3.1. Effect on Capital Stock.

(a) At the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

(i)	each share of Sonabank Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger;

(ii)	each share of 1st Service Common Stock held as Treasury Stock immediately prior to the Effective Time shall be cancelled and retired at the Effective Time and no consideration shall be issued in exchange therefor; and

(iii)	subject to Sections 3.2 and 3.3, each outstanding share of 1st Service Common Stock shall be converted into and cancelled in exchange for the right to receive (i) .76092 of a share of SNBV Common Stock (the “Exchange Ratio”) and (ii) $5.26 in cash.

The consideration provided for in Section 3.1(a)(iii), as well as the consideration referred to in Section 3.2, is referred to collectively herein as the “Merger Consideration.”

(b) The Exchange Ratio shall be subject to appropriate adjustments in the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding SNBV Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like changes in SNBV’s capitalization.

Section 3.2. No Fractional Shares. Notwithstanding any other provision of this Agreement to the contrary, neither certificates nor scrip for fractional shares of SNBV Common Stock shall be issued in the Merger. Each holder of 1st Service Common Stock who otherwise would have been entitled to a fraction of a share of SNBV Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of 1st Service Common Stock owned by such holder at the Effective Time) by $12.50. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

Section 3.3 Dissenting Shares. Each outstanding share of 1st Service Common Stock the holder of which has perfected his or her right to dissent from the Merger under the Section 552.14 of the OTS regulations and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into, or represent a right to receive, the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by such regulation. If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Dissenting Shares held by such holder shall thereupon be treated as though such Dissenting Shares had been converted into the right to receive the Merger Consideration to which such holder would be entitled pursuant to this Article III. 1st Service shall give SNBV prompt notice upon receipt by 1st Service of any such written demands for payment of the fair value of shares of 1st Service Common Stock and of withdrawals of such demands and any other instruments provided pursuant to Section 552.14 of the OTS regulations. Any payments made in respect of Dissenting Shares shall be made by SNBV.

Section 3.4. Exchange Procedures.

(a) SNVB shall appoint an agent, who shall be reasonably acceptable to 1st Service (the “Exchange Agent”), for the purpose of exchanging certificates that immediately prior to the Effective Time evidenced shares of 1st Service Common Stock (the “Certificates”) for the Merger Consideration.

(b) Immediately prior to the Effective Time, for the benefit of the holders of Certificates, (i) SNBV shall deliver to the Exchange Agent evidence of the number of shares of SNBV Common Stock issuable pursuant to Section 3.1(a)(iii) and (ii) SNBV shall deliver, or cause Sonabank to deliver, to the Exchange Agent an amount of cash sufficient to make all payments pursuant to Sections 3.1(a)(iii) and 3.2, in exchange for Certificates representing outstanding shares of 1st Service Common Stock in accordance with this Article III (such cash and evidence of shares of SNBV Common Stock, together with any dividends or distributions with respect thereto, are hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall invest such deposited cash as directed by SNBV, provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $500 million. Any net profit resulting from, or interest or income produced by, such investments will be payable to SNBV or Sonabank, as directed by SNBV. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of SNBV Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the Persons entitled thereto.

(c) As soon as reasonably practicable (but in no event later than five Business Days) after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the shares of 1st Service Common Stock represented by such Certificate or Certificates shall have been converted pursuant to Article III. Upon a holder’s proper surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, such holder shall be entitled to receive in exchange therefor (1) a stock certificate representing the number of shares of SNBV Common Stock to which such holder shall have become entitled to receive pursuant to Section 3.1(a)(iii) and (2) a check representing the amount of cash to which such holder shall have become entitled to receive pursuant to Section 3.1(a)(iii), plus any amount payable in lieu of any fractional share of SNBV Common Stock pursuant to Section 3.2, and the Certificate or Certificates so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.4(c), each Certificate (other than Certificates representing Treasury Stock and any Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration provided in this Article III and, if applicable, any unpaid dividends and distributions on any SNBV Common Stock included therein as provided in paragraph (d) of this Section 3.4. No interest shall be paid or accrued on any cash constituting Merger Consideration (including any cash in lieu of fractional shares) and any unpaid dividends and distributions, if any, payable to holders of Certificates.

(d) No dividends or other distributions with respect to SNBV Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate entitled to receive SNBV Common Stock hereunder until the holder thereof shall surrender such Certificate in accordance with this Section 3.4. After the surrender of a Certificate in accordance with this Section 3.4, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to any such shares of SNBV Common Stock represented by such Certificate.

(e) If payment of the Merger Consideration is to be made to a Person other than the registered holder of the Certificate surrendered in exchange therefor, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate form of assignment separate from the Certificate) and otherwise in proper form for transfer, and the Person requesting such payment shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the payment of the Merger Consideration to a Person other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable.

(f) At and after the Effective Time, the stock transfer books of 1st Service shall be closed and there shall be no transfers on the stock transfer books of 1st Service of the shares of 1st Service Common Stock which were issued and outstanding immediately prior to the Effective Time. At the Effective Time, holders of 1st Service Common Stock shall cease to be, and shall have no rights as, shareholders of 1st Service other than to receive the Merger Consideration provided under this Article III. On or after the Effective Time, any Certificates presented to SNBV or the Exchange Agent for transfer shall be cancelled and exchanged for the Merger Consideration or as otherwise provided in Section 3.4.

(g) Any portion of the Exchange Fund that remains unclaimed by the shareholders of 1st Service for six months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to SNBV. Any shareholders of 1st Service who have not theretofore complied with Section 3.4(c) shall thereafter look only to SNBV for the Merger Consideration deliverable in respect of each share of 1st Service Common Stock such shareholder holds as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates for shares of 1st Service Common Stock are not surrendered or the payment for them is not claimed prior to the date on which the applicable Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of SNBV (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. SNBV and the Exchange Agent shall be entitled to rely upon the stock transfer books of 1st Service to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, SNBV and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(h) SNBV (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of 1st Service Common Stock such amounts as SNBV or the Exchange Act are required to deduct and withhold under applicable law. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of 1st Service Common Stock in respect of which such deduction and withholding was made by SNBV or the Exchange Agent.

(i) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit reasonably acceptable to SNBV and the Exchange Agent of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by SNBV, the posting by such Person of a bond in such amount as SNBV may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

Section 3.5. Treatment of 1st Service Stock Options.

(a) At the Effective Time, each 1st Service Stock Option, whether or not vested or exercisable, shall be terminated and the holder thereof shall be entitled to receive from SNBV within five Business Days of the Effective Time, the following:

(i)	the number of shares of SNBV Common Stock (rounded down to the nearest whole share) determined by dividing (x) the product of the Option Spread Amount and .65, by (y) 12.50; and

(ii)	an amount of cash equal to the sum of (x) the product of the Option Spread Amount and .35 and (y) the cash value of any fractional share interest resulting from the calculation set forth in clause (i), determined in the manner set forth in Section 3.2, less applicable tax withholding.

(b) For purposes of this Agreement the term “Option Spread Amount” means, with respect to a 1st Service Stock Option, the amount determined by multiplying (i) the excess, if any, of $14.77 (the value of the Merger Consideration, based on a $12.50 assumed value of a share of SNBV Common Stock) over the applicable per share exercise price of that option, by (ii) the number of shares of 1st Service Common Stock that the holder could have purchased (assuming full vesting of that option) had that holder exercised that option immediately before the Effective Time.

(c) Subject to the terms of Section 3.5(a), the 1st Service Stock Plan and all 1st Service Stock Options issued thereunder shall terminate at the Effective Time. Prior to the Effective Time, 1st Service shall take such actions as may be necessary to give effect to the transactions contemplated by this Section 3.5, including, without limitation, the provision of any notices to holders of 1st Service Stock Options as may be provided for in the 1st Service Stock Plan and the adoption of any necessary amendments to such plan. 1st Service also shall use its reasonable best efforts to obtain the written acknowledgement of each holder of a then-outstanding 1st Service Stock Option with respect to the termination of such 1st Service Stock Option and the payment therefor in accordance with the terms of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF 1st SERVICE

At least one day prior to the execution and delivery of this Agreement, 1st Service has delivered to SNBV a schedule (the “1st Service Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of 1st Service’s representations or warranties contained in this Article IV, or to one of 1st Service’s covenants contained in Article VI. Except as set forth in the corresponding section of the 1st Service Disclosure Schedule, 1st Service hereby represents and warrants to SNBV and Sonabank as follows:

Section 4.1. Corporate Organization.

(a) 1st Service is a savings bank which is duly organized and validly existing under the laws of the United States. 1st Service has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. 1st Service is duly licensed or qualified to do business and is in good standing in each jurisdiction (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not have or reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on 1st Service. The deposit accounts of 1st Service are insured by the FDIC to the maximum extent provided by applicable law, and 1st Service has paid all deposit insurance premiums and assessments required by applicable laws and regulations.

(b) The copies of the 1st Service Charter and Bylaws that previously have been made available by 1st Service to SNBV are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

(c) Each Subsidiary of 1st Service (i) is duly organized and validly existing and is in good standing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and is in good standing in each jurisdiction (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not have or reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on 1st Service and (iii) has all requisite corporate or other power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. The certificate of incorporation, bylaws and similar organizational documents of each Subsidiary of 1st Service, copies of which have been made available to SNBV, are true, complete and correct as of the date of this Agreement.

Section 4.2. Capitalization.

(a) At the date of this Agreement, the authorized capital stock of 1st Service consists of 25,000,000 shares of 1st Service Common Stock and 5,000,000 shares of 1st Service Preferred Stock. At the date of this Agreement, there were 868,460 shares of 1st Service Common Stock issued and outstanding, no shares of 1st Service Preferred Stock outstanding and no shares of 1st Service Common Stock held in 1st Service’s treasury. As of the date hereof, no shares of 1st Service Stock were reserved for issuance, except for an aggregate of no more than 61,750 shares of 1st Service Common Stock reserved for issuance upon the exercise of outstanding 1st Service Stock Options granted pursuant to the 1st Service Stock Plan. All of the issued and outstanding shares of 1st Service Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth above in this Section 4.2(a), there are no Rights authorized, issued or outstanding with respect to the capital stock or any other equity security of 1st Service. No Subsidiary of 1st Service owns any shares of 1st Service Common Stock (other than shares in trust accounts, managed accounts and the like for the benefit of customers or shares held in satisfaction of a debt previously contracted).

(b) Section 4.2(b) of the 1st Service Disclosure Schedule contains a list setting forth as of the date of this Agreement all outstanding 1st Service Stock Options, the names of the optionees, the date each such option was granted, the number of shares subject to each such option, the expiration date of each such option, any vesting schedule with respect to an option which is not yet fully vested, and the price at which each such option may be exercised.

(c) Section 4.2(c) of the 1st Service Disclosure Schedule lists the name, jurisdiction of incorporation, authorized and outstanding shares of capital stock and record and beneficial owners of such capital stock for each Subsidiary of 1st Service. 1st Service owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of 1st Service’s Subsidiaries, free and clear of any Liens, and all of such shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Neither 1st Service nor any Subsidiary thereof has or is bound by any Right with respect to the capital stock or any other equity security of any Subsidiary of 1st Service.

(d) Except for (i) 1st Service’s ownership in its Subsidiaries set forth in Section 4.2(c) of the 1st Service Disclosure Schedule, (ii) securities held for the benefit of third parties in trust accounts, managed accounts and the like for the benefit of customers and (iii) securities acquired after the date of this Agreement in satisfaction of debts previously contracted in good faith, neither 1st Service nor any of its Subsidiaries beneficially owns or controls, directly or indirectly, any shares of stock or other equity interest in any corporation, firm, partnership, joint venture or other entity.

(e) Neither 1st Service nor any 1st Service Subsidiary has any Voting Debt outstanding.

Section 4.3. Authority; No Violation.

(a) 1st Service has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to the approval of this Agreement by the affirmative vote of two-thirds of the outstanding 1st Service Common Stock at the 1st Service Shareholders Meeting (the “1st Service Required Vote”), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the performance and consummation of the transactions contemplated hereby have been duly and validly approved by all requisite corporate and, subject to obtainment of the 1st Service Required Vote, shareholder action of 1st Service, and no other corporate or shareholder proceedings on the part of 1st Service are necessary pursuant to the 1st Service Charter, 1st Service Bylaws, the regulations of the OTS or otherwise to approve this Agreement or to perform and consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by 1st Service and (assuming due authorization, execution and delivery by the other Parties) constitutes a valid and binding obligation of 1st Service, enforceable against 1st Service in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b) Neither the execution and delivery of this Agreement by 1st Service nor the performance and consummation by 1st Service of the transactions contemplated hereby, nor compliance by 1st Service with any of the terms or provisions hereof, will (i) violate any provision of the 1st Service Charter, 1st Service Bylaws or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to 1st Service, any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of 1st Service or any of its

Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which 1st Service or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults or other events which, either individually or in the aggregate, will not have and would not reasonably be expected to have a Material Adverse Effect on 1st Service.

Section 4.4. Consents and Approvals. Except for (i) the 1st Service Required Vote and, if applicable, the 1st Service Supplemental Required Vote, (ii) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act, the OCC under the National Bank Act and the OTS under Section 563.22 of the OTS Regulations and approval of such applications and notices and the expiration of all required waiting periods; (iii) the filing with the SEC in definitive form of the Proxy Statement/Prospectus, and the filing with, and declaration of effectiveness by, the SEC of the Registration Statement, and any related filings or approvals under applicable state securities or blue sky laws, (iv) the consents and approvals set forth in Section 4.4 of the 1st Service Disclosure Schedule (if any) and (v) the consents and approvals of third parties which are not Governmental Entities, the failure of which to be obtained will not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on 1st Service, no consents or approvals of, or filings or registrations with, any Governmental Entity, domestic or foreign, or with any other third party are necessary in connection with (A) the execution, delivery and performance by 1st Service of this Agreement and (B) the consummation by 1st Service of the Merger. As of the date of this Agreement, 1st Service knows of no reason relating to it why all regulatory approvals from any Governmental Entity required to consummate the transactions contemplated hereby should not be obtained on a timely basis without the imposition of a condition or restriction of the type referred to in Section 8.2(c).

Section 4.5. Governmental Reports.

(a) Neither 1st Service nor any of 1st Service’s Subsidiaries is required to file periodic reports with the SEC or the OTS pursuant to Section 13 or 15(d) of the Exchange Act.

(b) 1st Service and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2000 with any Governmental Entity and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of 1st Service and its Subsidiaries, no Governmental Entity has initiated any proceeding or, to the Knowledge of 1st Service, threatened an investigation into the business or operations of 1st Service or any of its Subsidiaries since December 31, 2000. There is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report, notice, application, registration or statement filed by, or relating to any examinations by any such Governmental Entity of, 1st Service or any of its Subsidiaries.

Section 4.6. Financial Statements; Undisclosed Liabilities; Internal Controls.

(a) 1st Service has previously made available to SNBV copies of (i) the balance sheets of 1st Service at December 31, 2003, 2004 and 2005, and the related statements of operations, changes in stockholders’ equity and cash flows for the years then ended, in each case accompanied by the audit reports of TG, independent auditors with respect to 1st Service, and (ii) the unaudited balance sheet of 1st Service at May 31, 2006 and the related unaudited statements of operations for the five months then ended (the “1st Service Financial Statements”). The 1st Service financial statements (including any related notes thereto) were, and the financial statements of 1st Service to be delivered pursuant to Section 7.8 will be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present or will fairly present, as applicable, in all material respects, the consolidated financial position of 1st Service and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown. The books and records of 1st Service and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements (including those required by Governmental Entities) and reflect only actual transactions. TG has not resigned or been dismissed as independent auditors of 1st Service as a result of or in connection with any disagreements with 1st Service on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except for (i) those liabilities that are fully reflected or reserved for in accordance with GAAP in the consolidated financial statements of 1st Service for the year ended December 31, 2005 or (ii) liabilities incurred since December 31, 2005 in the ordinary course of business, neither 1st Service nor any of its Subsidiaries has incurred any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), and, to 1st Service’s Knowledge, there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability other than pursuant to or as contemplated by this Agreement.

(c) 1st Service has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that (i) transactions are executed only in accordance with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of 1st Service and to maintain accountability for 1st Service’s assets; (iii) access to 1st Service’s assets is permitted only in accordance with management’s authorization; (iv) the reporting of 1st Service’s assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

Section 4.7. Broker’s Fees. Except for Milestone Advisors, neither 1st Service nor any 1st Service Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any of the other transactions contemplated by this Agreement. A true, complete and correct copy of the agreement with Milestone Advisors relating to any such fees has previously been furnished to SNBV.

Section 4.8. Absence of Certain Changes or Events. Since December 31, 2005, no event has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on 1st Service, and prior to the date hereof, neither 1st Service nor any of its Subsidiaries has (i) effected or authorized any adjustment, split, combination or reclassification of any of its capital stock, or redeemed, purchased or otherwise acquired, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock or stock appreciation rights (except pursuant to the exercise of stock options); (ii) declared, set aside or paid any dividend; (iii) sold, licensed, leased, encumbered, mortgaged, transferred, assigned or otherwise disposed of any of its material assets, properties or other rights or agreements other than in the ordinary course of business consistent with past practice; (iv) increased the compensation or fringe benefits of any present or former director or officer of 1st Service or its Subsidiaries (except for increases in salary or wages of nonexecutive officers or employees in the ordinary course of business consistent with past practice), or granted any severance or termination pay to any present or former director, officer or employee of 1st Service or its Subsidiaries except in connection with terminations of employment of non-officer employees in the ordinary course of business consistent with past practice; (v) amended or terminated any 1st Service Benefit Plan; (vi) made any material change in its policies and practices with respect to (x) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans or (y) hedging its Loan positions or commitments; (vii) made any changes in its accounting methods or method of Tax accounting, practices or policies, except as may be required by GAAP or the Code; (viii) made or changed any material Tax election or settled or compromised any material Tax liability of 1st Service or any of its Subsidiaries; or (ix) agreed to, or made any commitment to, take any of the foregoing actions.

Section 4.9. Legal Proceedings.

(a) Neither 1st Service nor any of its Subsidiaries is a party to any, and there are no pending or, to 1st Service’s Knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against 1st Service or any of its Subsidiaries (including under or in respect of the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act or any other fair lending law or other law relating to discriminatory banking practices or the Bank Secrecy Act) or challenging the validity or propriety of this Agreement or the transactions contemplated hereby.

(b) There is no injunction, order, judgment, decree or regulatory restriction specifically imposed upon 1st Service, any of its Subsidiaries or the assets of 1st Service or any of its Subsidiaries that has had, or would reasonably be expected to have, a Material Adverse Effect on 1st Service.

Section 4.10. Taxes.

(a) Each of 1st Service and its Subsidiaries has (i) duly and timely filed (including pursuant to any extension of the filing deadline) all Tax Returns required to be filed by it, and such Tax Returns are true, correct and complete in all material respects, and (ii) paid in full or made adequate provision in the 1st Service Financial Statements (in accordance with GAAP) for all Taxes, whether or not shown as due on such Tax Returns. To the Knowledge of 1st Service, no material deficiencies for any Taxes have been proposed, asserted or assessed in writing against or with respect to any Taxes due by or Tax Returns of 1st Service or any of its Subsidiaries, except for any such deficiencies that have been fully reflected or reserved for in the 1st Service Financial Statements. There are no Liens for Taxes upon the assets of either 1st Service or any of its Subsidiaries except for statutory liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings or for which adequate reserves in accordance with GAAP have been provided in the 1st Service Financial Statements.

(b) Neither 1st Service nor any of its Subsidiaries (i) is or has ever been a member of an affiliated group (other than a group the common parent of which is 1st Service) filing a consolidated tax return or (ii) has any material liability for Taxes of any Person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

(c) None of 1st Service or any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement, other than with each other.

(d) No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to 1st Service or any of its Subsidiaries.

(e) None of 1st Service or any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(f) All Taxes required to be withheld, collected or deposited by or with respect to 1st Service and each Subsidiary have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.

(g) Neither 1st Service nor any of its Subsidiaries has granted any currently-effective waiver of any U.S. federal, state, local or non-U.S. statute of limitations with respect to, or any currently-effective extension of a period for the assessment of, any Tax.

(h) Neither 1st Service nor any of its Subsidiaries has filed a consent to the application of Section 341(f) of the Code for tax years beginning before December 31, 2005.

(i) 1st Service is not aware of any fact or circumstances that could reasonably be expected to prevent the Merger from qualifying as a tax-free reorganization within the meaning of Section 368(a)(2)(D) of the Code.

Section 4.11. Employees; Employee Benefit Plans.

(a) Section 4.11(a) of the 1st Service Disclosure Schedule contains a true and complete list of each “employee benefit plan” (within the meaning of ERISA, including multiemployer plans within the meaning of ERISA Section 3(37)), stock purchase, stock option, severance, employment, loan, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise) under which any current or former employee, director or independent contractor of 1st Service or any of its Subsidiaries has any present or future right to benefits and under which 1st Service or any of its Subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “1st Service Benefit Plans.”

(b) With respect to each 1st Service Benefit Plan, 1st Service has delivered to SNBV a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description provided by 1st Service or any of its Subsidiaries to their employees concerning the extent of the benefits provided under a 1st Service Benefit Plan; and (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(c) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on1st Service, (i) each of the 1st Service Benefit Plans has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each 1st Service Benefit Plan which is intended to be qualified within the meaning of Code Section 401(a) has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that would reasonably be expected to cause the loss of such qualification; (iii) no “reportable event” (as such term is defined in ERISA Section 4043), “prohibited transaction” (as such term is defined in ERISA Section 406 and Code Section 4975) or “accumulated funding deficiency” (as such term is defined in ERISA section 302 and Code Section 412 (whether or not waived)) has occurred with respect to any 1st Service Benefit Plan; (iv) no 1st Service Benefit Plan provides retiree welfare benefits and neither 1st Service nor any of its Subsidiaries have any obligation to provide any retiree welfare benefits other than as required by Section 4980B of the Code; and (v) neither 1st Service nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA.

(d) None of the 1st Service Benefit Plans is a multiemployer plan (within the meaning of ERISA Section 4001(a)(3)), and none of 1st Service, its Subsidiaries or any ERISA Affiliate has any liability with respect to a multiemployer plan that remains unsatisfied.

(e) With respect to any 1st Service Benefit Plan, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on 1st

Service, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of 1st Service or any of its Subsidiaries, threatened, (ii) no written communication has been received from the PBGC in respect of any 1st Service Benefit Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein and (iii) to the knowledge of 1st Service, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the IRS or other governmental agencies are pending, in progress (including any routine requests for information from the PBGC) or threatened.

(f) No 1st Service Benefit Plan exists that could result in the payment to any present or former employee, director or independent consultant of 1st Service or any of its Subsidiaries of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of 1st Service or any of its Subsidiaries as a result of the transactions contemplated by this Agreement. There is no contract, plan or arrangement (written or otherwise) covering any current or former employee or director of 1st Service or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 280G or 162(m) of the Code.

(g) In connection with the transactions contemplated by this Agreement or otherwise, no current or former employee or director of 1st Service or its Subsidiaries has the right to compel 1st Service or any of its Subsidiaries to fund (by reason of, or pursuant to, a grantor trust or any other funding mechanism) any benefit provided, or to be provided, to such employee or director.

(h) Neither 1st Service nor any 1st Service Subsidiary (i) has taken any action, or has failed to take any action, that has resulted or is likely to result in the interest and tax penalties specified in Section 409A(a)(1)(B) of the Code being owed by any participant in a 1st Service Benefit Plan or (ii) has agreed to reimburse or indemnify any participant in a 1st Service Benefit Plan for any of the interest and the penalties specified in Section 409A(a)(1)(B) of the Code that may be currently due or triggered in the future.

Section 4.12. Board Approval. On or prior to the date hereof, the 1st Service Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held, (i) determined that this Agreement and the Merger are fair to and in the best interests of 1st Service and its shareholders and declared the Merger and the other transactions contemplated hereby to be advisable, (ii) approved this Agreement, the Merger and the other transactions contemplated hereby and (iii) agreed to recommend that the shareholders of 1st Service approve this Agreement at the 1st Service Shareholders Meeting, subject to the terms of this Agreement.

Section 4.13. Compliance With Applicable Law.

(a) Each of 1st Service and its Subsidiaries is in compliance with, and is not in violation of, its respective charter or articles of incorporation and bylaws or equivalent constituent documents. 1st Service and each of its Subsidiaries hold, and have at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties and assets under and pursuant to, and have complied with and are not in violation in any material respect under, any applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to 1st Service or any of its Subsidiaries (including, without limitation, to the extent applicable, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act or any other fair lending law or other law relating to discriminatory banking practices and the Bank Secrecy Act), except where the failure to hold such license, franchise, permit or authorization or such noncompliance or violation would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on 1st Service, and neither 1st Service nor any of its Subsidiaries knows of, or has received notice of, any violations of any of the above which, individually or in the aggregate, would have or would reasonably be expected to have a Material Adverse Effect on 1st Service. 1st Service is in compliance with the CRA and received a CRA rating of not less than “satisfactory” from the OTS in its most recently completed exam.

(b) 1st Service and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the documents governing such accounts, applicable state and federal law and regulation and common law, except where the failure to so administer such accounts would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on 1st Service. None of 1st Service, any of its Subsidiaries, or any director, officer or employee of 1st Service or of any of its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on 1st Service, and, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on 1st Service, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

Section 4.14. Certain Contracts.

(a) Except as set forth in Section 4.14 of the 1st Service Disclosure Schedule, neither 1st Service nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed in whole or in part after the date of this Agreement, (ii) which relates to the incurrence of indebtedness (other than deposit liabilities, advances and loans from the Federal Home Loan Bank and sales of securities subject to repurchase, in each case incurred in the ordinary course of business) by 1st Service or any of its Subsidiaries in the principal amount of $25,000 or more, including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (iii) which grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of 1st Service and its Subsidiaries, (iv) which provides for material payments to be made by 1st Service or any of its Subsidiaries upon a change in control thereof, (v) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 60 days or less notice and involving the payment of more than $10,000 per annum, (vi) which limits the freedom of 1st Service or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, or (vii) which involved payments by, or to, 1st Service or any of its Subsidiaries in 2006 of more than $25,000 or which could reasonably be expected to involve payments during 2006 of more than $25,000 (other than pursuant to Loans originated or purchased by 1st Service and its Subsidiaries in the ordinary course of business consistent with past practice). Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a) is set forth in Section 4.14(a) of the 1st Service Disclosure Schedule and is referred to herein as a “1st Service Contract.”

(b) Each 1st Service Contract is valid and binding on 1st Service or its applicable Subsidiary and in full force and effect, and, to the Knowledge of 1st Service, is valid and binding on the other parties thereto, except as may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally. 1st Service and each of its Subsidiaries and, to the Knowledge of 1st Service, each of the other parties thereto, has in all material respects performed all obligations required to be performed by such party to date under each 1st Service Contract. No event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default on the part of 1st Service or any of its Subsidiaries or, to the Knowledge of 1st Service, any other party thereto, under any such 1st Service Contract, except, in each case, where such invalidity, failure to be binding, failure to so perform or breach or default, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect on 1st Service.

(c) Section 4.14(c) of the 1st Service Disclosure Schedule contains a schedule showing the present value of the monetary amounts payable as of the date specified in such schedule, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement, such as tax indemnification payments in respect of income or excise taxes), under any employment, change-in-control, severance or similar contract or plan with or which covers any present or former director, officer or employee of 1st Service or any of its Subsidiaries who may be entitled to any such amount and identifying the types and estimated amounts of the in-kind benefits due under any 1st Service Benefit Plans or 1st Service Contract (other than a tax-qualified plan) for each such person, specifying the assumptions in such schedule.

Section 4.15. Agreements With Regulatory Agencies. Neither 1st Service nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of, any Governmental Entity (each, a “1st Service Regulatory Agreement”) that currently restricts or by its terms will in the future restrict the conduct of its business or relates to its capital adequacy, its credit or risk management policies, its asset quality, its dividend policies, its management or its business, nor has 1st Service or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any 1st Service Regulatory Agreement.

Section 4.16. 1st Service Information. The information relating to 1st Service to be provided by 1st Service for inclusion in the Proxy Statement/Prospectus, the Registration Statement, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or in any other document filed with any Governmental Entity in connection herewith will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

Section 4.17. Title to Property.

(a) 1st Service and its Subsidiaries have good, valid and marketable title to all real property owned by them free and clear of all Liens, except Liens for current Taxes not yet due and payable and other standard exceptions commonly found in title policies in the jurisdiction where such real property is located, or such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations. All real property and fixtures material to the business, operations or financial condition of 1st Service and its Subsidiaries are in good condition and repair except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on 1st Service.

(b) 1st Service and its Subsidiaries have good, valid and marketable title to all tangible personal property owned by them, free and clear of all Liens except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on 1st Service.

(c) All leases of real property and all other leases material to 1st Service and its Subsidiaries under which 1st Service or a Subsidiary, as lessee, leases personal property are valid and binding in accordance with their respective terms, there is not under such lease any material existing default by 1st Service or such Subsidiary or, to the Knowledge of 1st Service, any other party thereto, or any event which with notice or lapse of time would constitute such a default, and, in the case of leased premises, 1st Service or such Subsidiary quietly enjoys the premises provided for in such lease, except in any such case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on 1st Service.

Section 4.18. Insurance. 1st Service and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as in the reasonable opinion of 1st Service constitute reasonably adequate coverage against all risks customarily insured against by federal stock savings banks and their subsidiaries of comparable size and operations to 1st Service and its Subsidiaries. Section 4.18 of the 1st Service Disclosure Schedule contains a true and complete list and a brief description (including name of insurer, agent, coverage and expiration date) of all insurance policies in force on the date hereof with respect to the business and assets of 1st Service and its Subsidiaries (other than insurance policies under which 1st Service or any Subsidiary thereof is named as a loss payee, insured or additional insured as a result of its position as a secured lender on specific loans and mortgage insurance policies on specific loans or pools of loans). 1st Service and its Subsidiaries are in material compliance with their insurance policies and are not in default under any of the material terms thereof. Each such policy is outstanding and in full force and effect and, except as set forth in Section 4.18 of the 1st Service Disclosure Schedule, 1st Service Benefit Plans which are funded with insurance (as identified in such schedule) and policies insuring against potential liabilities of officers, directors and employees of 1st Service and its Subsidiaries, 1st Service or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

Section 4.19. Environmental Liability. There are no known legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on 1st Service or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or, to the Knowledge of 1st Service, threatened against 1st Service or any of its Subsidiaries, which liability or obligation would have or would reasonably be expected to have a Material Adverse Effect on 1st Service. To the Knowledge of 1st Service, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to have a Material Adverse Effect on 1st Service. To the Knowledge of 1st Service, during or prior to the period of (i) its or any of its Subsidiaries’ ownership or operation of any of their respective current properties, (ii) its or any of its Subsidiaries’ participation in the management of any property or (iii) its or any of its Subsidiaries’ holding of a security interest or other interest in any property, there were no releases or threatened releases of any Hazardous Substance in, on, under or affecting any such property which would reasonably be expected to have a Material Adverse Effect on 1st Service. Neither 1st Service nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation pursuant to or under any Environmental Law that would have or would reasonably be expected to have a Material Adverse Effect on 1st Service.

Section 4.20. Opinion of Financial Advisor. 1st Service has received the opinion of Milestone Advisors, dated as of the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair to the shareholders of 1st Service from a financial point of view.

Section 4.21. Patents, Trademarks, Etc. 1st Service and each of its Subsidiaries owns or possesses, or is licensed or otherwise has the right to use, all proprietary rights, including all trademarks, trade names, service marks, copyrights and Internet domain names, that are material to the conduct of their existing businesses. Neither 1st Service nor any of its Subsidiaries is bound by or a party to any licenses or agreements of any kind with respect to any trademarks, service marks or trade names which it claims to own. Neither 1st Service nor any of its Subsidiaries has received any communications alleging that any of them has violated any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other Person.

Section 4.22. Labor Matters. Neither 1st Service nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is 1st Service or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the United States National Labor Relations Act) or

seeking to compel 1st Service or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any labor strike, slowdown or work stoppage or other material labor dispute or disputes involving it or any of its Subsidiaries pending, or to 1st Service’s Knowledge, threatened against 1st Service or any of its Subsidiaries, nor is 1st Service aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

Section 4.23. Derivative Instruments and Transactions.

(a) Except as would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on 1st Service, (i) all Derivative Transactions whether entered into for the account of 1st Service or any of its Subsidiaries or for the account of a customer of 1st Service or any of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable rules, regulations and policies of all applicable Governmental Entities and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of 1st Service or one of its Subsidiaries and, to the Knowledge of 1st Service, each of the counterparties thereto, and are enforceable in accordance with their terms, and are in full force and effect, (ii) 1st Service or its Subsidiaries and, to the Knowledge of 1st Service, the counterparties thereto, have duly performed their obligations thereunder to the extent that such obligations to perform have accrued, and (iii) to 1st Service’s Knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(b) At May 31, 2006, no Derivative Transaction, were it to be a Loan (as hereinafter defined) held by 1st Service or any of its Subsidiaries, would be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import. The financial position of 1st Service and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the books and records of 1st Service and such Subsidiaries in accordance with GAAP consistently applied.

Section 4.24. Investment Companies and Investment Advisers.

(a) Neither 1st Service nor any of its Subsidiaries is an “investment company” as defined under the Investment Company Act.

(b) None of 1st Service, any Subsidiary of 1st Service or any division of 1st Service Bank is required to register as an “investment adviser” with the SEC under the Investment Advisers Act or with any Governmental Entity under any state law or regulation.

Section 4.25. Loan Matters.

(a) Each outstanding Loan (including Loans held for resale to investors) held by 1st Service or its Subsidiaries (the “1st Service Loans”) has been solicited and originated and is administered and, where applicable, serviced, and the relevant 1st Service Loan files are being maintained, in all material respects in accordance with the relevant loan documents, 1st Service’s underwriting standards (and, in the case of 1st Service Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of federal, state and local laws, regulations and rules, except for such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on 1st Service.

(b) Each 1st Service Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to 1st Service’s Knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Except as would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on 1st Service, the loan documents with respect to each 1st Service Loan were in compliance with applicable laws and regulations at the time of origination or purchase by 1st Service or its Subsidiaries and are complete and correct.

(c) (i) Section 4.25(c) of the 1st Service Disclosure Schedule sets forth a list of all Loans at May 31, 2006 by 1st Service and its Subsidiaries to any directors, executive officers and principal stockholders (as such terms are defined in Regulation O promulgated by the Federal Reserve Board (12 CFR Part 215)) of 1st Service or any of its Subsidiaries; (ii) there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement or on which the borrower is paying a rate which was below market at the time the Loan was made; and (iii) all such Loans are and were made in compliance with all applicable laws and regulations, except for such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on 1st Service.

(d) Section 4.25(d) of the 1st Service Disclosure Schedule identifies (A) each 1st Service Loan that at May 31, 2006 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by 1st Service, any of its Subsidiaries or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such 1st Service Loan and the identity of the borrower thereunder, and (B) each asset of 1st Service or any of its Subsidiaries that as of March 31, 2006 was classified as OREO and the book value thereof as of such date, and there has been no material adverse changes in any such information between May 31, 2006 and the date hereof.

(e) None of the agreements pursuant to which 1st Service or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

Section 4.26. Antitakeover Provisions. 1st Service has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from the requirements of any “control share acquisition,” “business combination moratorium,” “fair price,” “affiliate transaction,” “anti-greenmail” or other form of antitakeover statute or regulation of the OTS or any jurisdiction.

Section 4.27. Books and Records. The minute books of 1st Service and each of its Subsidiaries contain in all material respects true, complete and accurate records of all meetings and other corporate actions held or taken since 1st Service’s incorporation of their respective shareholders and boards of directors (including committees of their respective boards of directors).

Section 4.28. Disclosure. The representations and warranties contained in this Article IV, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SNBV

At least one day prior to the execution and delivery of this Agreement, SNBV has delivered to 1st Service a schedule (the “SNBV Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of SNBV’s representations or warranties contained in this Article V, or to one of SNBV’s covenants contained in Article VI. Except as set forth in the corresponding section of the SNBV Disclosure Schedule, SNBV hereby represents and warrants to 1st Service as follows:

Section 5.1. Corporate Organization.

(a) SNBV is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. SNBV is a bank holding company registered under the BHC Act. SNBV has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. SNBV is duly licensed or qualified to do business and is in good standing in each jurisdiction (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not have or reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SNBV.

(b) The copies of the SNBV Articles and SNBV Bylaws that have previously been made available to 1st Service are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

(c) Each Subsidiary of SNBV (i) is duly organized and validly existing and is in good standing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and is in good standing in each jurisdiction (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not have or reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SNBV and (iii) has all requisite corporate or other power and authority to own or lease its properties and assets and to carry on its business as now conducted. The articles of incorporation, bylaws and similar organizational documents of each Subsidiary of SNBV, copies of which have been made available to 1st Service, are true, complete and correct as of the date of this Agreement.

(d) Sonabank is a national bank and is the only Subsidiary of SNBV that is a depository institution (as defined at 12 U.S.C. Section 1813(c)(1)). The deposit accounts of Sonabank are insured by the FDIC to the maximum extent provided by applicable law, and Sonabank has paid all deposit insurance premiums and assessments required by applicable laws and regulations.

Section 5.2. Capitalization.

(a) At the date of this Agreement, the authorized capital stock of SNBV consists of 45,000,000 shares of SNBV Common Stock and 5,000,000 shares of SNBV Preferred Stock. At March 31, 2006, there were 3,500,000 shares of SNBV Common Stock issued and outstanding, no shares of SNBV Preferred Stock outstanding and no shares of SNBV Common Stock held in SNBV’s treasury. As of the date of this Agreement, no shares of SNBV Stock were reserved for issuance, except (i) an aggregate of 164,750 shares of SNBV Common Stock reserved for issuance upon the exercise of stock options granted pursuant to the SNBV Stock Compensation Plan, and (ii) shares of SNBV Common Stock issuable in connection with the Merger pursuant to this Agreement. As of the date of this Agreement, except as set forth in the preceding sentence, there are no Rights authorized, issued or outstanding with respect to the capital stock or any other equity security of SNBV. All of the issued and outstanding shares of SNBV Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. At the Effective Time, the shares of SNBV Common Stock to be issued in the Merger will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. No Subsidiary of SNBV owns any shares of SNBV Common Stock (other than shares in trust accounts, managed accounts and the like for the benefit of customers or shares held in satisfaction of a debt previously contracted).

(b) Section 5.2(b) of the SNBV Disclosure Schedule lists the name, jurisdiction of incorporation, authorized and outstanding shares of capital stock and record and beneficial owners of such capital stock for each Subsidiary of SNBV. SNBV owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of SNBV’s Subsidiaries, free and clear of any Liens, and all of such shares are duly authorized, validly issued, fully paid, nonassessable (except, in the case of Sonabank, as provided in 12 U.S.C. Section 55) and free of preemptive rights. Neither SNBV nor any Subsidiary thereof has or is bound by any Right with respect to the capital stock or any other equity security of any Subsidiary of SNBV.

(c) As of the date hereof, neither SNBV nor any SNBV Subsidiary has any Voting Debt outstanding.

Section 5.3. Authority; No Violation.

(a) Each of SNBV and Sonabank has the requisite corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the performance and consummation of the transactions contemplated hereby have been duly and validly approved by all requisite corporate action of SNBV and Sonabank and no other corporate or shareholder proceedings on the part of SNBV or Sonabank (except for the consent of SNBV as the sole stockholder of Sonabank to approve the Agreement, the Merger and the transactions contemplated thereby) are necessary pursuant to the SNBV Articles, the SNBV Bylaws, Sonabank’s Articles of Association or Bylaws, the Bank Merger Act or otherwise to approve and adopt this Agreement or to perform and consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by SNBV and Sonabank and (assuming due authorization, execution and delivery by the other Parties) constitutes the valid and binding obligation of SNBV and Sonabank, enforceable against SNBV and Sonabank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b) Neither the execution and delivery of this Agreement by SNBV or Sonabank nor the performance and consummation by SNBV or Sonabank of the transactions contemplated hereby, nor compliance by SNBV or Sonabank with any of the terms or provisions hereof, will (i) violate any provision of the SNBV Articles, SNBV Bylaws, Sonabank’s Articles of Association or Bylaws or any of the similar governing documents of any of SNBV’s Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 5.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to SNBV or Sonabank, any of SNBV’s Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of SNBV or Sonabank or any of SNBV’s Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which SNBV, Sonabank or any of SNBV’s Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults or other events which, either individually or in the aggregate, will not have and would not reasonably be expected to have a Material Adverse Effect on SNBV.

Section 5.4. Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act, the OCC under the National Bank Act and the OTS under Section 563.22 of the Regulations of the OTS and approval of such applications and notices and the expiration of all required waiting periods; (ii) the filing with the SEC in definitive form of the Proxy Statement/Prospectus, and the filing with, and declaration of effectiveness by, the SEC of the Registration Statement, and any related filings or approvals under applicable state securities or blue sky laws, (iii) the consents and approvals set forth in Section 5.4 of the SNBV Disclosure Schedule (if any) and (iv) the consents and approvals of third parties which are not Governmental Entities, the failure of which to be obtained will not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on SNBV, no consents or approvals of, or filings or registrations with, any Governmental Entity, domestic or foreign, or with any other third party are necessary in connection with (A) the execution, delivery and performance by SNBV and Sonabank of this Agreement and (B) the consummation by SNBV and Sonabank of the Merger and the other transactions contemplated hereby. As of the date of this Agreement, SNBV knows of no reason relating to it why all regulatory approvals from any Governmental Entity required to consummate the transactions contemplated hereby should not be obtained on a timely basis without the imposition of a condition or restriction of the type referred to in Section 8.2(c).

Section 5.5. Governmental Reports.

(a) As of the date hereof, neither SNBV nor Sonabank is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) SNBV and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since inception on April 14, 2005 with any Governmental Entity and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of SNBV or Sonabank and SNBV’s Subsidiaries, no Governmental Entity has initiated any proceeding or, to the Knowledge of SNBV, threatened an investigation into the business or operations of SNBV or Sonabank or any of SNBV’s Subsidiaries since inception on April 14, 2005. There is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report, notice, application, registration or statement filed by, or relating to any examinations by any such Governmental Entity of, SNBV, Sonabank or any of SNBV’s Subsidiaries.

Section 5.6. Financial Statements; Undisclosed Liabilities; Internal Controls.

(a) SNBV has previously made available to 1st Service copies of (i) the balance sheet of SNBV at December 31, 2005, and the related statements of operations, changes in stockholders’ equity and cash flows for the period from inception at April 14, 2005 through December 31, 2005, accompanied by the audit report of BDO, independent auditors with respect to SNBV, and (ii) the unaudited balance sheet of SNBV at May 31, 2006 and the related unaudited statements of operations for the five months then ended (the “SNBV Financial Statements”). The SNBV financial statements (including any related notes thereto) were, and the financial statements of SNBV to be delivered pursuant to Section 7.8 will be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present or will fairly present, as applicable, in all material respects, the consolidated financial position of SNBV and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown. The books and records of SNBV and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements (including those required by Governmental Entities) and reflect only actual transactions. BDO has not resigned or been dismissed as independent auditors of SNBV as a result of or in connection with any disagreements with SNBV on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of SNBV for the year ended December 31, 2005, or (ii) liabilities incurred since December 31, 2005 in the ordinary course of business, neither SNBV nor any of its Subsidiaries has incurred any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), and, to SNBV’s Knowledge, there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability other than pursuant to or as contemplated by this Agreement.

(c) SNBV and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with GAAP, including that (i) transactions are executed only in accordance with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of SNBV and to maintain accountability for SNBV’s assets; (iii) access to SNBV’s assets is permitted only in accordance with management’s authorization; (iv) the reporting of SNBV’s assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

Section 5.7. Broker’s Fees. Except for FIG Partners, L.L.C., whose fees and expenses will be paid by SNBV, none of SNBV, Sonabank or any affiliate or Subsidiary of SNBV or any of their respective directors or officers has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any of the other transactions contemplated by this Agreement for which 1st Service, any of its Subsidiaries or any of their respective directors or officers would be liable.

Section 5.8. Absence of Certain Changes or Events. Since December 31, 2005, no event has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SNBV.

Section 5.9. Legal Proceedings.

(a) Neither SNBV nor any of its Subsidiaries is a party to any, and there are no pending or, to SNBV’s Knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against SNBV or any of its Subsidiaries (including under or in respect of the Sarbanes-Oxley Act, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act or any other fair lending law or other law relating to discriminatory banking practices or the Bank Secrecy Act) or challenging the validity or propriety of this Agreement or the transactions contemplated hereby.

(b) There is no injunction, order, judgment, decree or regulatory restriction specifically imposed upon SNBV, Sonabank, any of SNBV’s Subsidiaries or the assets of SNBV, Sonabank or any of its Subsidiaries that has had, or would reasonably be expected to have, a Material Adverse Effect on SNBV.

Section 5.10. Taxes.

(a) Each of SNBV and its Subsidiaries has (i) duly and timely filed (including pursuant to any extension of the filing deadline) all material Tax Returns required to be filed by it, and such Tax Returns are true, correct and complete in all material respects, and (ii) paid in full or made adequate provision in the SNBV Financial Statements (in accordance with GAAP) for all material Taxes, whether or not shown as due on such Tax Returns. To the Knowledge of SNBV, no material deficiencies for any Taxes have been proposed, asserted or assessed in writing against or with respect to any Taxes due by or Tax Returns of SNBV or any of its Subsidiaries, except for any such deficiencies that have been fully reflected or reserved for in the SNBV Financial Statements. There are no Liens for Taxes upon the assets of either SNBV or any of its Subsidiaries except for statutory liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings or for which adequate reserves in accordance with GAAP have been provided in the SNBV Financial Statements.

(b) SNBV is not aware of any fact or circumstances that could reasonably be expected to prevent the Merger from qualifying as a tax-free reorganization within the meaning of Section 368(a)(2)(D) of the Code.

Section 5.11. Employees; Employee Benefit Plans.

(a) Section 5.11(a) of the SNBV Disclosure Schedule contains a true and complete list of each “employee benefit plan” (within the meaning of ERISA, including multiemployer plans within the meaning of ERISA Section 3(37)), stock purchase, stock option, severance, employment, loan, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise) under which any current or former employee, director or independent contractor of SNBV or any of its Subsidiaries has any present or future right to benefits and under which SNBV or any of its Subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “SNBV Benefit Plans.”

(b) None of the SNBV Benefit Plans is a multiemployer plan (within the meaning of ERISA Section 4001(a)(3)), and none of SNBV, its Subsidiaries or any ERISA Affiliate has any liability with respect to a multiemployer plan that remains unsatisfied.

(c) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SNBV, (i) each of the SNBV Benefit Plans has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each SNBV

Benefit Plan which is intended to be qualified within the meaning of Code Section 401(a) has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that would reasonably be expected to cause the loss of such qualification; (iii) no “reportable event” (as such term is defined in ERISA Section 4043), “prohibited transaction” (as such term is defined in ERISA Section 406 and Code Section 4975) or “accumulated funding deficiency” (as such term is defined in ERISA section 302 and Code Section 412 (whether or not waived)) has occurred with respect to any SNBV Benefit Plan; (iv) no SNBV Benefit Plan provides retiree welfare benefits and neither SNBV nor any of its Subsidiaries have any obligation to provide any retiree welfare benefits other than as required by Section 4980B of the Code; and (v) neither SNBV nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA.

(d) With respect to any SNBV Benefit Plan, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SNBV (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of SNBV or any of its Subsidiaries, threatened, (ii) no written communication has been received from the PBGC in respect of any SNBV Benefit Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein and (iii) to the Knowledge of SNBV, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the IRS or other governmental agencies are pending, in progress (including any routine requests for information from the PBGC) or threatened.

Section 5.12. Board Approval. On or prior to the date hereof, the SNBV Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held, (i) determined that this Agreement and the Merger are fair to and in the best interests of SNBV and its shareholders and declared the Merger and the other transactions contemplated hereby to be advisable, (ii) approved this Agreement, the Merger and the other transactions contemplated hereby and (iii) approved this Agreement, the Merger and the other transactions contemplated hereby in SNBV’s capacity as the sole shareholder of Sonabank.

Section 5.13. Compliance With Applicable Law.

(a) Each of SNBV and its Subsidiaries is in compliance with, and is not in violation of, its respective articles of incorporation, articles of association and bylaws or equivalent constituent documents. SNBV and each of its Subsidiaries hold, and have at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties and assets under and pursuant to, and have complied with and are not in violation in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to SNBV, Sonabank or any of SNBV’s Subsidiaries (including, without limitation, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act or any other fair lending law or other law relating to discriminatory banking practices), except where the failure to hold such license, franchise, permit or authorization or such noncompliance or violation would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on SNBV, and neither SNBV nor any of its Subsidiaries knows of, or has received notice of, any violations of any of the above which, individually or in the aggregate, would have or would reasonably be expected to have a Material Adverse Effect on SNBV. Sonabank is in compliance with the CRA and Sonabank received a CRA rating of not less than “satisfactory” from the OCC in its most recently completed exam.

(b) SNBV and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the documents governing such accounts, applicable state and federal law and regulation and common law, except where the failure to so administer such accounts would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SNBV. None of SNBV, any of its Subsidiaries, or any director, officer or employee of SNBV or of any of its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SNBV, and, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SNBV, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

Section 5.14. Agreements With Regulatory Agencies. Neither SNBV nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of, any Governmental Entity (each, a “SNBV Regulatory Agreement”) that currently restricts or by its terms will in the future restrict the conduct of its business or relates to its capital adequacy, its credit or risk management policies, its asset quality, its dividend policies, its management or its business, nor has SNBV or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any SNBV Regulatory Agreement.

Section 5.15. SNBV Information. The information relating to SNBV and its Subsidiaries to be provided by SNBV for inclusion in the Proxy Statement/Prospectus, the Registration Statement, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or in any other document filed with any Governmental Entity in connection herewith will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Registration Statement (except for such portions thereof as relate only to 1st Service or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

Section 5.16. Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on SNBV or any of its

Subsidiaries of any liability or obligation arising under any Environmental Law pending or, to the Knowledge of SNBV, threatened against SNBV or any of its Subsidiaries, which liability or obligation would have or would reasonably be expected to have a Material Adverse Effect on SNBV. To the Knowledge of SNBV, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to have a Material Adverse Effect on SNBV. To the Knowledge of SNBV, during or prior to the period of (i) its or any of its Subsidiaries’ ownership or operation of any of their respective current properties, (ii) its or any of its Subsidiaries’ participation in the management of any property, or (iii) its or any of its Subsidiaries’ holding of a security interest or other interest in any property, there were no releases or threatened releases of any Hazardous Substance in, on, under or affecting any such property which would reasonably be expected to have a Material Adverse Effect on SNBV. Neither SNBV nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation pursuant to or under any Environmental Law that would have or would reasonably be expected to have a Material Adverse Effect on SNBV.

Section 5.17. Labor Matters. Neither SNBV nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is SNBV or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the United States National Labor Relations Act) or seeking to compel SNBV or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any labor strike, slowdown or work stoppage or other material labor dispute or disputes involving it or any of its Subsidiaries pending, or to SNBV’s Knowledge, threatened against SNBV or any of its Subsidiaries, nor is SNBV aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

Section 5.18. Derivative Instruments and Transactions.

(a) Except as would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on SNBV, (i) all Derivative Transactions whether entered into for the account of Sonabank or any of SNBV’s Subsidiaries or for the account of a customer of Sonabank or any of SNBV’s Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable rules, regulations and policies of all applicable Governmental Entities and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Sonabank or one of SNBV’s Subsidiaries and, to the Knowledge of SNBV, each of the counterparties thereto, and are enforceable in accordance with their terms, and are in full force and effect, (ii) Sonabank or SNBV’s Subsidiaries and, to the Knowledge of SNBV, the counterparties thereto, have duly performed their obligations thereunder to the extent that such obligations to perform have accrued, and (iii) to SNBV’s Knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(b) At May 31, 2006, no Derivative Transaction, were it to be a Loan (as hereinafter defined) held by Sonabank or any of SNBV’s Subsidiaries, would be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import. The financial position of Sonabank and SNBV’s Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the books and records of SNBV and such Subsidiaries in accordance with GAAP consistently applied.

Section 5.19. Investment Companies. Neither SNBV nor any of its Subsidiaries is an “investment company” as defined under the Investment Company Act.

Section 5.20. Loan Matters.

(a) Each outstanding Loan (including Loans held for resale to investors) held by Sonabank or its Subsidiaries (the “Sonabank Loans”) has been solicited and originated and is administered and, where applicable, serviced, and the relevant Sonabank Loan files are being maintained, in all material respects in accordance with the relevant loan documents, Sonabank’s underwriting standards (and, in the case of Sonabank Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of federal, state and local laws, regulations and rules, except for such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SNBV.

(b) Each Sonabank Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to SNBV’s Knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Except as would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on Sonabank, the loan documents with respect to each Sonabank Loan were in compliance with applicable laws and regulations at the time of origination or purchase by Sonabank and are complete and correct.

(c) (i) At May 31, 2006, there were no loans by Sonabank to any directors, executive officers and principal stockholders (as such terms are defined in Regulation O promulgated by the Federal Reserve Board (12 CFR Part 215)) of SNBV or any of its Subsidiaries; (ii) there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement or on which the borrower is paying a rate which was below market at the time the Loan was made; and (iii) all such Loans are and were made in compliance with all applicable laws and regulations, except for such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SNBV.

(d) Section 5.20(d) of the SNBV Disclosure Schedule identifies (A) each Sonabank Loan that at May 31, 2006 was classified as “Special Mention,” “Substandard,”

“Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Sonabank or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Sonabank Loan and the identity of the borrower thereunder, and (B) each asset of Sonabank that as of March 31, 2006 was classified as OREO and the book value thereof as of such date.

Section 5.21. Financing. At the Effective Time, SNBV will have sufficient funds to pay all cash amounts set forth in Sections 3.1, 3.2, 3.3, 3.4 and 3.5 hereof.

Section 5.22. Disclosure. The representations and warranties contained in this Article V, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article V not misleading.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 6.1. Conduct of Business Prior to the Effective Time. Except as otherwise expressly contemplated or permitted by this Agreement or with the prior written consent of SNBV, during the period from the date of this Agreement to the Effective Time, 1st Service shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice, (ii) use reasonable best efforts to maintain and preserve intact its business organization, and its rights, authorizations, franchises and other authorizations issued by Governmental Entities, preserve its advantageous business relationships with customers, vendors and others doing business with it and retain the services of its officers and key employees and (iii) take no action which would reasonably be expected to adversely affect the receipt of any approvals of any Governmental Entity required to consummate the transactions contemplated hereby or to consummate the transactions contemplated hereby or delay the receipt of such approvals subsequent to the date set forth in Section 9.1(c).

Section 6.2. 1st Service Forbearances. Except as set forth in Section 6.2 of the 1st Service Disclosure Schedule or as expressly contemplated or permitted by this Agreement, during the period from the date of this Agreement to the Effective Time, 1st Service shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of SNBV:

(a) (i) adjust, split, combine or reclassify any capital stock; (ii) set any record or payment dates for the payment of any dividends or distributions on its capital stock or make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock; (iii) issue or commit to issue (A) any additional shares of capital stock, or any Rights with respect to shares of its capital stock, except pursuant to the exercise of 1st Service Stock Options outstanding as of the date hereof and disclosed in Section 4.2(c) of the 1st Service Disclosure Schedule, or (B) any Voting Debt;

(b) enter into any new line of business or change its lending, investment, risk and asset-liability management and other material banking or operating policies in any material respect, except as required by law or by policies imposed by a Governmental Entity;

(c) except in connection with the discontinuance of 1st Service Bank’s mortgage banking division, sell, license, lease, encumber, mortgage, transfer, assign or otherwise dispose of, or abandon or fail to maintain, any of its material assets, properties or other rights or agreements other than in the ordinary course of business, provided that in no event shall 1st Service or any of its Subsidiaries sell, license, lease, encumber, mortgage, transfer, assign or otherwise dispose of any Subsidiary, other business division, branch or other operating business without, in any such case, receiving the prior written consent of SNBV;

(d) make any acquisition of or investment in any other person, by purchase or other acquisition of stock or other equity interests (other than in a fiduciary capacity in the ordinary course of business), by merger, consolidation, asset purchase or other business combination, or by formation of any joint venture or other business organization or by contributions to capital; or make any purchases or other acquisitions of any debt securities, property or assets (including any investments or commitments to invest in real estate or any real estate development project) in or from any other individual, corporation, joint venture or other entity, other than a wholly-owned Subsidiary of 1st Service, except for (i) foreclosures, settlements in lieu of foreclosures, troubled debt or Loan restructurings and other similar acquisitions in connection with securing or collecting debts previously contracted in the ordinary course of business, (ii) purchases of investment securities in the ordinary course of business consistent with past practice and (iii) Loans originated or acquired as permitted by Section 6.2(k);

(e) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise become responsible for the obligations of any Person, except in the ordinary course of business consistent with past practice;

(f) create, renew, amend or terminate, fail to perform any obligations under, waive or release any rights under or give notice of a proposed renewal, amendment, waiver, release or termination of, any material contract, agreement or lease to which 1st Service or any of its Subsidiaries is a party or by which 1st Service or any of its Subsidiaries or their respective properties is bound, including any contract or agreement of the type described in Section 4.14(a)(vi), other than any of the foregoing arising in the ordinary course of business consistent with past practice;

(g) foreclose on or take a deed or title to any multi-family residential or commercial real estate without first conducting a Phase I environmental assessment of the property, or foreclose on or take a deed or title to any multi-family residential or commercial real estate if such environmental assessment indicates the presence of a Hazardous Substance;

(h) other than as required pursuant to existing agreements or as otherwise required by applicable law, (i) increase the compensation or fringe benefits of or pay any incentive or bonus payments to any present or former director, officer or employee of 1st Service or any of its Subsidiaries, except for (A) increases in salary or wages of non-executive officers or employees in the ordinary course of business consistent with past practice, provided that no such individual increase shall result in an annual adjustment of more than 3%, and further provided that no such individual increase, other than promotional increases in the ordinary course of business, may be effective earlier than January 1, 2007 in the case of any employee with a title of Vice President or above, and (B) an aggregate of $60,000 of bonuses which may be payable in discretion of the chief executive officer of 1st Service (i) to key employees who either are not offered a job with the Surviving Institution or who are offered such a job and decline, to incent them to remain in the employ of 1st Service Bank until the Effective Time, and (ii) in the manner set forth in Section 6.2(h) of the 1st Service Disclosure Schedule, provided that any such stay bonuses are not paid until immediately prior to the Effective Time; (ii) grant any severance or termination pay to any present or former director, officer or employee of 1st Service; (iii) establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a 1st Service Benefit Plan if it were in existence as of the date of this Agreement; (iv) amend or terminate any 1st Service Benefit Plan; (v) increase the funding obligation or contribution rate of any 1st Service Benefit Plan subject to Title IV of ERISA, except as required by GAAP or the terms of any such plan; or (vi) increase the size of the 1st Service Board;

(i) make any capital expenditures in excess of $25,000 in the aggregate, other than expenditures budgeted in the capital expenditure budget delivered to SNBV prior to the date of this Agreement;

(j) make application for the opening, relocation or closing of any, or open, relocate or close any, executive, administrative or branch office or loan production or servicing facility;

(k) except for Loans or commitments for Loans that have previously been approved by 1st Service prior to the date of this Agreement, make or acquire any Loan or issue a commitment for any Loan except for Loans and commitments that are made in the ordinary course of business consistent with past practice and which (i) have been approved by the chief executive officer of 1st Service and (ii) individually do not exceed a principal balance to one borrower or to a group of affiliated borrowers of $250,000 (it being agreed that any Loan or Loan commitment with a principal balance in excess of this amount may be pursued by 1st Service after it has provided SNBV with two Business Days notice thereof and the information relating thereto provided to the Board of Directors of 1st Service unless otherwise communicated by SNBV to 1st Service within such period);

(l) except as otherwise expressly permitted elsewhere in this Section 6.2, engage or participate in any material transaction or incur or sustain any material obligation or liability, in each case other than in the ordinary course of business consistent with past practice;

(m) except pursuant to agreements or arrangements in effect on the date hereof, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors other than in the ordinary course of business consistent with past practice and, in the case of any such agreements or arrangements relating to compensation, fringe benefits, severance or termination pay or related matters, only as otherwise permitted pursuant to this Section 6.2;

(n) pay, discharge, settle, compromise or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), including taking any action to settle or compromise any litigation, in each case, (i) relating to this Agreement or the transactions contemplated hereby or (ii) that requires the payment by 1st Service of an amount, individually or in the aggregate, in excess of $25,000, or if not requiring the payment of money, otherwise restricts the business of 1st Service or any of its Subsidiaries in any material respect, other than, in the case of matters covered by clause (ii), the payment, discharge, settlement, compromise or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, the most recent consolidated financial statements (or the notes thereto) or incurred since December 31, 2005 in the ordinary course of business consistent with past practice;

(o) amend its charter, bylaws or similar organizational documents or enter into a plan of consolidation, merger, share exchange, reorganization or complete or partial liquidation with any Person, or a letter of intent or agreement in principle with respect thereto;

(p) materially change its investment securities portfolio policy or the manner in which the portfolio is classified or reported; or invest in any mortgage-backed or mortgage related securities which would be considered “high-risk” securities under applicable regulatory pronouncements;

(q) except as may be required by law and applicable regulations, make any material change in its policies and practices with respect to Loans, including without limitation policies relating to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans;

(r) take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Section 8.1 or 8.2 not being satisfied or in a Requisite Regulatory Approval not being obtained without imposition of a condition of the type referred to in Section 8.2(c), or in a material violation of any provision of this Agreement;

(s) make any changes in its accounting methods or method of Tax accounting, practices or policies, except as may be required under law, rule, regulation or GAAP, in each case as concurred in by 1st Service’s independent auditors;

(t) enter into any securitizations of any Loans or create any special purpose funding or variable interest entity;

(u) make or change any material Tax election (unless required by applicable law), file any material amended Tax Returns, settle or compromise any material Tax liability of 1st Service or any of its Subsidiaries or surrender any right to claim a material Tax refund, in each case other than in the ordinary course of business consistent with past practice (for purposes of this clause (u), material means $10,000 or more of Taxes); or

(v) agree to, or make any commitment to, take, or authorize or adopt any resolution of its board of directors in support of, any of the actions prohibited by this Section 6.2.

Section 6.3. SNBV Forbearances. Except as expressly contemplated or permitted by this Agreement or with the prior written consent of 1st Service, during the period from the date of this Agreement to the Effective Time, SNBV shall, and shall cause each of its Subsidiaries to, (i) use reasonable best efforts to maintain and preserve intact its business organization, and its rights, authorizations, franchises and other authorizations issued by Governmental Entities, preserve its advantageous business relationships with customers, vendors and others doing business with it and retain the services of its officers and key employees, and (ii) take no action which would reasonably be expected to materially adversely affect the receipt of any approvals of any Governmental Entity required to consummate the transactions contemplated hereby or to consummate the transactions contemplated hereby or delay the receipt of such approvals subsequent to the date set forth in Section 9.1(c).

Without limiting the generality of the foregoing, and except as otherwise contemplated or permitted by this Agreement, or as required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, SNBV shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of 1st Service:

(a) amend, repeal or otherwise modify its articles of incorporation, bylaws or similar governing documents in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of 1st Service Common Stock;

(b) declare or pay any extraordinary or special dividends on or make any other extraordinary or special distributions in respect of any of its capital stock;

(c) except in satisfaction of debts previously contracted, make any material acquisition of, or investment in, assets or stock of any other Person;

(d) implement or adopt any change in its accounting methods, practices or policies, except as may be required by GAAP or regulatory accounting principles or applicable law, in each case as concurred in by SNBV’s independent public accountants;

(e) take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Sections 8.1 and 8.3 not being satisfied or in a Requisite Regulatory Approval not being obtained without imposition of a condition of the type referred to in Section 8.2(c), or in a material violation of any provision of this Agreement; or

(f) agree to, or make any commitment to, take, or authorize or adopt any resolution of its board of directors in support of, any of the actions prohibited by this Section 6.3.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1. Regulatory Matters.

(a) SNBV agrees to prepare a registration statement on Form S-4 or other applicable form (as may be amended, the “Registration Statement”) to be filed by SNBV with the SEC in connection with the issuance of SNBV Common Stock in the Merger (including the prospectus of SNBV and the proxy statement and other proxy solicitation materials of 1st Service constituting a part thereof (as may be amended, the “Proxy Statement/Prospectus”) and all related documents). Provided that 1st Service has fulfilled its obligations under Section 7.1(d) in all material respects, SNBV agrees to file, or cause to be filed, the Registration Statement and the Proxy Statement/Prospectus with the SEC as promptly as reasonably practicable. Each of SNBV and 1st Service agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. SNBV also agrees to use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, 1st Service shall promptly mail the Proxy Statement/Prospectus to its shareholders. If at any time prior to the Effective Time any information relating to 1st Service, SNBV or their respective affiliates, officers or directors, should be discovered by 1st Service or SNBV which should be set forth in an amendment or supplement to either the Registration Statement or the Proxy Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the shareholders of 1st Service.

(b) Each of 1st Service and SNBV shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all Governmental Entities and other third parties which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger) and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities. Notwithstanding the foregoing, nothing contained herein shall be deemed to require SNBV to take any action, or commit to take any action, or agree to any conditions or restrictions, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities or other third parties that would reasonably be expected to result in the imposition of a condition or restriction of the type referred to in Section 8.2(c).

(c) 1st Service and SNBV shall promptly inform each other of any material communication from, and shall give the other a reasonable opportunity to review in advance any material communication intended to be given by it to, any Governmental Entity regarding any of the transactions contemplated by this Agreement (other than any confidential portion thereof that relates solely to the party receiving such communication from or providing such communication to such Governmental Entity).

(d) Each of 1st Service and SNBV shall, upon request, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the preparation of the Registration Statement, the Proxy Statement/Prospectus or any other statement, filing, notice or application to be made by or on behalf of any Party or any of its Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. 1st Service further agrees to cooperate with SNBV and SNBV’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent registered public accounting firm in connection with the Registration Statement, the Proxy Statement/Prospectus and any other such statement, filing, notice or application.

Section 7.2. Access to Information.

(a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of 1st Service and SNBV shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives, in each case in a manner not unreasonably disruptive to the operation of the business of it and its Subsidiaries, and, during such period, 1st Service and SNBV shall, and shall cause its respective Subsidiaries to, make available to the other (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state banking, mortgage lending, real estate or consumer finance or protection laws (other than reports or documents which it is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as the other may reasonably request. Neither 1st Service or any of its Subsidiaries nor SNBV or any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule or regulation applicable to the institution in possession or control of such information. 1st Service and SNBV shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) All information furnished to SNBV by 1st Service and to 1st Service by SNBV pursuant to Section 7.2(a) or Section 7.8 shall be subject to, and each such party shall hold all such information in accordance with, the terms of the Confidentiality Agreement.

(c) No investigation by SNBV or 1st Service or its respective Representatives shall constitute a waiver of or otherwise affect the representations, warranties, covenants or agreements of such party set forth herein.

Section 7.3. Shareholder Approvals.

(a) 1st Service shall duly take all lawful action to call, give notice of, convene and hold a meeting of its shareholders promptly after the Registration Statement is declared effective (the “1st Service Shareholders Meeting”) for the purpose of obtaining the 1st Service Required Vote and, subject to Section 7.3(b), shall take all lawful action to solicit the approval of this Agreement by such shareholders. The 1st Service Board shall recommend approval of this Agreement by the shareholders of 1st Service (the “1st Service Recommendation”) and shall not (x) withdraw, modify or qualify in any manner adverse to SNBV such recommendation or (y) take any other action or make any other public statement in connection with the 1st Service Shareholders Meeting inconsistent with such recommendation (collectively, a “Change in 1st Service Recommendation”), except as and to the extent expressly permitted by Section 7.3(b). Notwithstanding any Change in 1st Service Recommendation, this Agreement shall be submitted to the shareholders of 1st Service at the 1st Service Shareholders Meeting for the purpose of approving this Agreement and nothing contained in this Section 7.3 or Section 7.4 shall be deemed to relieve 1st Service of such obligation. In addition to the foregoing, 1st Service shall not submit to the vote of its shareholders at the 1st Service Shareholders Meeting any Acquisition Proposal other than the Merger, but shall submit to the vote of its shareholders the proposal contemplated by paragraph (d) of this Section 7.3.

(b) Notwithstanding the foregoing, prior to obtaining the Required 1st Service Vote, 1st Service and the 1st Service Board may effect a Change in 1st Service Recommendation if and only to the extent that:

(i)	1st Service has complied in all material respects with its obligations under Section 7.4,

(ii)	the 1st Service Board, after consultation with its outside counsel, determines in good faith that failure to take such action would result in a violation of its fiduciary duties under applicable law, and

(iii)	1st Service or the 1st Service Board (A) has received an unsolicited bona fide written Acquisition Proposal from a third party which the 1st Service Board concludes in good faith constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by SNBV pursuant to clause (C) below, (B) has notified SNBV, at least five Business Days in advance, of its intention to effect a Change in 1st Service Recommendation, specifying the material terms and conditions of any such Superior Proposal and furnishing to SNBV a copy of the relevant proposed transaction agreements, if such exist, with the Person making such Superior Proposal and (C) during the period of not less than five Business Days following 1st Service’s delivery of the notice referred to in clause (B) above and prior to effecting such a Change in 1st Service Recommendation, has negotiated, and has used reasonable best efforts to cause its financial and legal advisors to negotiate, with SNBV in good faith (to the extent that SNBV desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

(c) In the event that the 1st Service Board effects a Change in 1st Service Recommendation, it shall, when it notifies the shareholders of 1st Service of such, disclose to such shareholders that this Agreement, in addition to the 1st Service Required Vote, must be approved by the holders of a majority of the outstanding shares of 1st Service Common Stock not held by the persons who are party to a Shareholder Agreement who vote, in person or by proxy, at the 1st Service Shareholders Meeting (the “1st Service Supplemental Required Vote”).

(d) In order to avoid the limitation set forth in Section 6(j) of the Employment Agreement, dated as of November 1, 2004, between Mr. Ernest L. Tressler, President and Chief Executive Officer of 1st Service (the “Executive”), and 1st Service (the “Employment Agreement”), which limits the severance payments which may be made to the Executive under the Employment Agreement to an amount which would not result in adverse tax consequences to 1st Service or the Executive under Section 280G of the Code, 1st Service shall request and recommend that 1st Service shareholders approve, at the 1st Service Shareholders Meeting, in addition to the proposal to approve this Agreement, a proposal to approve the payment or provision of all change-in-control severance benefits to the Executive that otherwise would be cut back by Section 6(j) of the Employment Agreement so that such benefits will be exempt from Section 280G and the regulations thereunder and may be paid or provided to the Executive without adverse tax consequences to 1st Service and the Executive. Such proposal shall be approved in the manner required by Section 280G and the regulations thereunder.

Section 7.4. Acquisition Proposals.

(a) 1st Service agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction that could reasonably be expected to lead to, an Acquisition Proposal, (ii) have any discussions with or provide any confidential information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose or agree to do any of the foregoing. Notwithstanding the foregoing provisions of this Section 7.4(a), in the event that, prior to obtaining the 1st Service Required Vote, 1st Service receives an unsolicited bona fide Acquisition Proposal and the 1st Service Board concludes in good faith that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, 1st Service may, and may permit its Subsidiaries and its and their representatives to, furnish or cause to be furnished confidential information or data to the third party making such Acquisition Proposal and participate in negotiations or discussions with such third party regarding such Acquisition

Proposal to the extent that the 1st Service Board concludes in good faith (after consultation with its outside counsel) that failure to take such actions would result in a violation of its fiduciary duties under applicable law, provided that prior to providing (or causing to be provided) any confidential information or data permitted to be provided pursuant to this sentence, 1st Service shall have entered into a confidentiality agreement with such third party on terms no less favorable to 1st Service than the Confidentiality Agreement, and provided further that 1st Service also shall provide to SNBV a copy of any such confidential information or data that it is providing to any third party pursuant to this Section 7.4 to the extent not previously provided or made available to SNBV.

(b) Upon the execution of this Agreement, 1st Service will, and will cause its Subsidiaries and its and their employees, agents and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Person other than SNBV with respect to any Acquisition Proposal and will use its reasonable best efforts to enforce (and will not release any third party from its obligations under) any standstill, confidentiality or similar agreement relating to an Acquisition Proposal, including by requiring the other parties thereto to promptly return or destroy any confidential information previously furnished by 1st Service thereunder and by using its reasonable best efforts to obtain injunctions or other equitable remedies to prevent or restrain any breaches of such agreements and to enforce specifically the terms and provisions thereof in a court of competent jurisdiction. 1st Service will promptly (within one Business Day) following receipt of any Acquisition Proposal advise SNBV of the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep SNBV apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis (and, in any event, within 24 hours of the occurrence of such developments, discussions or negotiations).

(c) 1st Service agrees that any violation of the restrictions set forth in this Section 7.4 by any director, officer, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of 1st Service or its Subsidiaries, at the direction or with the consent or prior Knowledge of 1st Service or its Subsidiaries, shall be deemed to be a breach of this Section 7.4 by 1st Service.

Section 7.5. Legal Conditions to the Merger.

(a) Subject to the terms and conditions of this Agreement, each Party shall, and shall cause its respective Subsidiaries to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such Party or its Subsidiaries in connection with the Merger and the other transactions contemplated hereby and, subject to the conditions set forth in Article VIII hereof, to consummate the transactions contemplated by this Agreement, and (ii) to obtain (and to cooperate with the other Parties to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by any Party or any of its Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, provided, however, that no Party shall be required to take any action pursuant to the foregoing sentence if the taking of such action or the obtaining of such consents, authorizations, orders, approvals or exemptions is reasonably likely to result in a condition or restriction having an effect of the type referred to in Section 8.2(c).

(b) Subject to the terms and conditions of this Agreement (including the proviso in Section 7.5(a)), each Party agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including using reasonable best efforts to (i) modify or amend any contracts, plans or arrangements to which it is a party (to the extent permitted by the terms thereof) if necessary in order to satisfy the conditions to closing set forth in Article VIII hereof, (ii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby and (iii) defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages in connection therewith (in which litigation 1st Service shall provide SNBV the reasonable opportunity to participate).

Section 7.6. Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, SNBV shall indemnify and hold harmless each present and former director, officer and employee of 1st Service or a Subsidiary of 1st Service, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable and documented attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she is or was a director, officer or employee of 1st Service or, while a director, officer or employee of 1st Service, is or was serving at the request of 1st Service as a director, officer, employee or agent of another corporation, association, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of this Agreement or any of the transactions contemplated hereby, to the fullest extent provided in the Virginia Stock Corporation Act (which right to indemnification shall include the advancement of reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, action, suit, proceeding or investigation upon receipt from an Indemnified Party of any required undertaking).

(b) Any Indemnified Party wishing to claim indemnification under this Section 7.6, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify SNBV, but the failure to so notify shall not relieve SNBV of any liability it may have to such Indemnified Party except to the extent that such failure actually prejudices SNBV. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) SNBV shall have the right to assume the defense thereof and SNBV shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if SNBV elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between SNBV and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to SNBV, and SNBV shall pay, promptly as statements therefor are received, the reasonable and documented fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction), (ii) SNBV and the Indemnified Parties will cooperate reasonably in the defense of any such matter and keep each other reasonably apprised of developments with respect thereto, (iii) SNBV shall not be liable for any settlement effected without its prior written consent and (iv) SNBV shall have no obligation hereunder to the extent that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations or by an applicable federal or state banking agency or a court of competent jurisdiction.

(c) Prior to the Effective Time, SNBV shall use its reasonable best efforts to cause the persons serving as directors and officers of 1st Service immediately prior to the Effective Time to be covered by the directors’ and officers’ liability insurance policy maintained by 1st Service (provided that SNBV may substitute therefor policies of at least the same coverage and amounts containing comparable terms and conditions as such policy or single premium tail coverage with policy limits equal to 1st Service’s existing coverage limits and which is not less advantageous to such directors and officers) for a three-year period following the Effective Time with respect to acts or omissions occurring prior to the Effective Time which were committed by such directors and officers in their capacities as such, provided that in no event shall SNBV be required to expend for any one year more than an amount equal to 200% of the current annual amount expended by 1st Service to maintain such insurance (the “Insurance Amount”), and further provided that if SNBV is unable to maintain or obtain the insurance called for by this Section 7.6(d) as a result of the preceding provision, SNBV shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount.

(d) If after the Effective Time SNBV or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of SNBV shall assume the obligations of SNBV set forth in this Section 7.6 and under Section 7.10.

(e) Following the Effective Time, SNBV shall not knowingly take, directly or indirectly, any action that would or would reasonably be expected to materially impair the ability of SNBV to fulfill its obligations under this Section 7.6 or under Section 7.10.

(f) The provisions of this Section 7.6 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

Section 7.7. Advice of Changes. Each of 1st Service and SNBV shall promptly advise the other of any change or event which, individually or in the aggregate with other such changes or events, has or would reasonably be expected to have a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein, provided, however, that any noncompliance with the foregoing shall not constitute the failure to be satisfied of a condition set forth in Article VIII or give rise to any right of termination under Article IX unless the underlying breach shall independently constitute such a failure or give rise to such a right.

Section 7.8. Financial Statements and Other Current Information.

(a) As soon as reasonably practicable after they become available, but in no event more than 20 days after the end of each calendar month ending after the date of this Agreement, 1st Service shall furnish to SNBV (i) unaudited financial statements (including a balance sheet, and statement of operations) of 1st Service as of and for such month then ended, (ii) internal management financial control reports showing actual financial performance against plan and previous period and (iii) any reports provided to the 1st Service Board or any committee thereof relating to the financial and risk performance of 1st Service. In addition, 1st Service shall furnish SNBV with a copy of each report filed by 1st Service or any of its Subsidiaries with a Governmental Entity within two Business Days following the filing thereof. 1st Service shall use its reasonable best efforts to have TG review (i) the monthly unaudited statements of 1st Service referred to in clause (i) of the first sentence of this Section 7.8(a) promptly after they are delivered pursuant to this Agreement and (ii) such financial information relating to 1st Service as may be required to be included in the Registration Statement, and 1st Service shall give TG access to such financial and other information as it may reasonably request for this purpose.

(b) 1st Service shall, promptly after the date hereof, prepare and file with the OTS any amendments that may be required to ensure that all Thrift Financial Reports or other regulatory filings previously filed by 1st Service with the OTS are in compliance with OTS regulations. 1st Service shall furnish SNBV with a copy of any such amended filing two Business Days prior to the filing thereof.

(c) As soon as practicable after they become available, but in no event more than 20 days after the end of each calendar month ending after the date of this Agreement, SNBV shall furnish to 1st Service unaudited consolidated financial statements (including a balance sheet and statement of operations) of SNBV and its Subsidiaries as of and for such month then ended. In addition, SNBV shall furnish 1st Service with a copy of each report filed by it and Sonabank with a Governmental Entity within two Business Days following the filing thereof.

(d) In the event that the Merger is not completed by March 15, 2007, on the first Business Day after such date, 1st Service shall deliver to SNBV a balance of sheet of 1st Service as of December 31, 2006, and the related statements of operations, changes in stockholder’s equity and cash flows for the year ended December 31, 2006, accompanied by the audit report of TG, and SNBV shall deliver to 1st Service a balance sheet of SNBV as of December 31, 2006, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2006, accompanied by the report of BDO. All information furnished by 1st Service or SNBV pursuant to this Section 7.8 shall be held in confidence to the same extent as the receiving party’s obligations under Section 7.2(c).

Section 7.9. Transition Matters.

(a) Commencing following the date hereof, SNBV and 1st Service shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts to facilitate the integration of the businesses and operating systems of 1st Service and its Subsidiaries with those of SNBV and its Subsidiaries following the Effective Time.

(b) Prior to the Effective Time, each of 1st Service and its Subsidiaries shall, consistent with GAAP, applicable banking laws and regulations and applicable rules and regulations of the SEC, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of SNBV, provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Sections 8.1(a) and 8.1(b), as evidenced by a written certificate issued by SNBV to such effect, which shall be signed by the Chief Executive Officer and Chief Financial Officer of SNBV; and provided further that in any event, no accrual or reserve made by 1st Service or any of its Subsidiaries pursuant to this Section 7.9(b) shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of 1st Service or its management with any such adjustments.

Section 7.10. Employee Benefit Plans.

(a) Prior to the Effective Time, SNBV shall take all reasonable action so that employees of 1st Service and its Subsidiaries who become employees of SNBV and its Subsidiaries (the “Continuing Employees”) shall be entitled to participate, effective as soon as administratively practicable following the Effective Time, in each SNBV Benefit Plan of general applicability to the same extent as similarly-situated employees of SNBV and its Subsidiaries (it being understood that inclusion of the employees of 1st Service and its Subsidiaries in the SNBV Benefit Plans may occur at different times with respect to different plans and that any grants to any former employee of 1st Service or its Subsidiaries under any equity compensation plan of SNBV shall be discretionary with SNBV). To the extent that Continuing Employees are not entitled to participate in any SNBV Benefit Plan effective as of the Effective Time, such employees shall continue to participate in the corresponding employee benefit plan, program or arrangement of 1st Service and its Subsidiaries so as to ensure that there is not a lapse in participation or coverage (but in no event to provide duplicate participation or coverage), as applicable, prior to participation in such SNBV Benefit Plan, provided that in no event shall SNBV be required to continue any employee benefit plan, program or arrangement of 1st Service for which there is no corresponding SNBV Benefit Plan. SNBV shall cause each SNBV Benefit Plan in which Continuing Employees are eligible to participate to take into account for purposes of eligibility, vesting and benefit accruals under the SNBV Benefit Plans (but not for purposes of benefit accruals under any qualified or nonqualified defined benefit plan maintained by SNBV or its Subsidiaries) the service of such employees with 1st Service and its Subsidiaries (and any predecessor entities) to the same extent as such service was credited generally for such purpose by 1st Service and its Subsidiaries, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.

(b) If Continuing Employees become eligible to participate in a medical, dental, health or disability plan of SNBV or its Subsidiaries, SNBV shall use its reasonable efforts to cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health, dental or disability plans of SNBV, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the plan year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, unless such employee had not yet satisfied any similar limitation or requirement under an analogous 1st Service Benefit Plan prior to the Effective Time.

(c) As of the Effective Time, SNBV shall assume and honor and shall cause the appropriate Subsidiaries of SNBV to assume and honor in accordance with their terms all 1st Service Benefit Plans, including all written employment agreements, existing immediately prior to the execution of this Agreement which have been disclosed in Section 4.11(a) of the 1st Service Disclosure Schedule. SNBV acknowledges and agrees that the consummation of the Merger constitutes a “change in control” for purposes of the 1st Service Benefit Plans.

(d) With respect to each 1st Service Benefit Plan subject to Section 409A of the Code, 1st Service agrees to amend each such plan or cause each such plan to be amended to the extent necessary to comply with Section 409A of the Code (or to cause such plan, in whole or in part, to avoid the application of Section 409A of the Code by preserving the terms of such plan, and the law in effect, for benefits vested as of December 31, 2004) prior to the earlier of the Effective Time or the deadline imposed by the IRS. Such amendments shall be provided to SNBV and its counsel at least ten days prior to their proposed adoption by 1st Service and shall be subject to the prior approval of SNBV, which shall not be unreasonably withheld.

(e) Except as otherwise provided in this Section 7.10, nothing contained in this Section 7.10 shall be interpreted as preventing the Surviving Institution from amending, modifying or terminating any 1st Service Benefit Plan, SNBV Benefit Plan or other contracts, arrangements, commitments or understandings in accordance with their terms and applicable law, provided that no such amendment, modification or termination shall reduce or eliminate a vested benefit.

Section 7.11. Publicity. SNBV and 1st Service shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other, which shall not be unreasonably withheld, provided, however, that SNBV and 1st Service may, without the prior consent of the other (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may upon the advice of outside counsel be required by applicable law or regulation. Without limiting the reach of the preceding sentence, SNBV and 1st Service shall (a) cooperate to develop all public announcement materials and (b) make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other. In addition, 1st Service and its Subsidiaries shall (i) consult with SNBV regarding communications with customers, shareholders, prospective investors and employees related to the transactions contemplated hereby, (ii) provide SNBV with the shareholder list of 1st Service and (iii) use reasonable best efforts, at the expense of SNBV, to facilitate contact by SNBV with shareholders of 1st Service and other prospective investors.

Section 7.12. Listing of the SNBV Common Stock. SNBV shall use its reasonable best efforts to cause the shares of SNBV Common Stock to be issued in the Merger to be approved for listing on each stock exchange or trading market as any other outstanding shares of SNBV Common Stock may be listed in the future at the time such other shares are so listed or, if applicable, upon the later issuance of the shares of SNBV Common Stock to be issued in the Merger.

Section 7.13 Tax Matters. Each of SNBV and 1st Service shall use its reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. Each of 1st Service and SNBV shall execute and deliver to the law firm referred to in Section 8.1(e) certificates containing appropriate representations at such time or times as may be reasonably requested by such law firm in connection with its delivery of the opinion referred to in Sections 8.1(e) with respect to the tax treatment of the Merger.

ARTICLE VIII

CONDITIONS PRECEDENT

Section 8.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approvals. The 1st Service Required Vote and, if applicable, the 1st Service Supplemental Required Vote, shall have been obtained.

(b) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated (all such approvals and the expiration or termination of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

(c) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the other transactions contemplated hereby shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Merger or the other transactions contemplated hereby.

(d) Registration Statement Effectiveness. The Registration Statement shall have been declared effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e) Tax Opinion. Each of SNBV and 1st Service shall have received an opinion of Elias, Matz, Tiernan & Herrick L.L.P., dated the Closing Date, in form and substance reasonably satisfactory to SNBV and 1st Service, based upon facts, representations and assumptions set forth in such opinion, substantially to the effect that, for federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a)(2)(D) of the Code. In rendering such opinion, such counsel may require and shall be entitled to rely upon customary representations contained in certificates of officers of 1st Service, SNBV and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.

Section 8.2. Conditions to Obligations of SNBV and Sonabank. The obligations of SNBV and Sonabank to consummate the transactions contemplated by this Agreement are also subject to the satisfaction, or the waiver by SNBV, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties of 1st Service. The representations and warranties of 1st Service set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties (other than the representation and warranty set forth in Section 4.8) relating to materiality or a Material Adverse Effect, and provided further that, for purposes of this condition, such representations and warranties (other than those set forth in Sections 4.2(a) through (e), which shall be true and correct in all material respects, and Section 4.8) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on 1st Service. SNBV shall have received a certificate signed on behalf of 1st Service by the Chief Executive Officer and Chief Financial Officer of 1st Service to the foregoing effect.

(b) Performance of Obligations of 1st Service. 1st Service shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and SNBV shall have received a certificate signed on behalf of 1st Service by the Chief Executive Officer and the Chief Financial Officer of 1st Service to the foregoing effect.

(c) Burdensome Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity, in connection with the grant of a Requisite Regulatory Approval or otherwise, which imposes any noncustomary restriction or condition which would be reasonably likely to have or result in a Material Adverse Effect on the business or operations of SNBV following the Effective Time.

(d) Certificate as to Shares Outstanding. SNBV shall have received a certificate signed on behalf of 1st Service by the Chief Executive Officer and the Chief Financial Officer of 1st Service specifying the number of shares of 1st Service Common Stock and 1st Service Stock Options outstanding immediately prior to the Effective Time.

(e) Limitation on Dissenting Shares. Dissenting Shares shall not represent 10% or more of the outstanding 1st Service Common Stock.

Section 8.3. Conditions to Obligations of 1st Service. The obligations of 1st Service to consummate the transactions contemplated by this Agreement are also subject to the satisfaction, or the waiver by 1st Service, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties of SNBV and Sonabank. The representations and warranties of SNBV set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties (other than the representation and warranty set forth in Section 5.8) relating to materiality or a Material Adverse Effect, and provided further that, for purposes of this condition, such representations and warranties (other than those set forth in Section 5.2(a) through (c), which shall be true and correct in all material respects, and Section 5.8) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on SNBV. 1st Service shall have received a certificate signed on behalf of SNBV by the Chief Executive Officer and Chief Financial Officer of SNBV to the foregoing effect.

(b) Performance of Obligations of SNBV and Sonabank. SNBV shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and 1st Service shall have received a certificate signed on behalf of SNBV by its Chief Executive Officer and Chief Financial Officer to the foregoing effect.

ARTICLE IX

TERMINATION AND AMENDMENT

Section 9.1. Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual consent of SNBV and 1st Service in a written instrument, if the Board of Directors of each of SNBV and 1st Service so determines;

(b) by SNBV or 1st Service if (i) any Governmental Entity which must grant a Requisite Regulatory Approval has denied approval of the Merger or the other transactions contemplated by this Agreement and such denial has become final and nonappealable, or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement;

(c) by SNBV or 1st Service if the Effective Time shall not have occurred on or before April 30, 2007, unless the failure of the Effective Time to occur by such date shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth herein;

(d) by SNBV or 1st Service (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if in the case of SNBV, 1st Service, and in the case of 1st Service, SNBV, shall have breached (i) any of the covenants or agreements made by such other Party herein or (ii) any of the representations or warranties made by such other Party herein, and in either case, such breach (x) is not cured within 30 days following written notice to the Party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing and (y) would entitle the non-breaching Party not to consummate the transactions contemplated hereby under Article VIII hereof;

(e) by SNBV or 1st Service if the 1st Service Required Vote or, if applicable, the 1st Service Supplemental Required Vote shall not have been obtained upon a vote taken thereon at the 1st Service Shareholders Meeting or at any adjournment or postponement thereof; or

(f) by SNBV if (i) the 1st Service Board shall have failed to recommend approval of this Agreement by the shareholders of 1st Service or shall have effected a Change in 1st Service Recommendation (or shall have publicly disclosed its intention to do so), whether or not permitted by this Agreement, or (ii) 1st Service shall have materially breached its obligations under Section 7.3(a) by failing to call, give notice of, convene and hold the 1st Service Shareholders Meeting in accordance with Section 7.3(a).

Section 9.2. Effect of Termination. In the event of termination of this Agreement by SNBV or 1st Service as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and no Party, any of its Subsidiaries or any of its officers or directors shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 7.2(b), the confidentiality obligations of Section 7.8, this Section 9.2, Section 10.2 and Section 10.7 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, no Party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

(b) 1st Service shall pay SNBV the sum of $585,000 (the “Termination Fee”) if this Agreement is terminated as follows:

(i)	if this Agreement is terminated by SNBV pursuant to Section 9.1(f) and, within 15 months after such termination, 1st Service or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, an Acquisition Proposal, then 1st Service shall pay the Termination Fee to SNBV on the date of such execution or consummation; and

(ii)	if (1) this Agreement is terminated by (A) SNBV pursuant to Section 9.1(d) because of 1st Service’s willful breach of any representation, warranty, covenant or agreement under this Agreement, (B) SNBV or 1st Service pursuant to Section 9.1(e), or (C) SNBV or 1st Service pursuant to Section 9.1(c) without a vote of the shareholders of 1st Service contemplated by this Agreement at the 1st Service Shareholders Meeting having occurred, and in any such case an Acquisition Proposal with respect to 1st Service shall have been publicly announced or otherwise communicated or made known to the senior management or the 1st Service Board (or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and on or prior to the date of the 1st Service Shareholders Meeting, in the case of clause (B), or the date of termination, in the case of clauses (A) or (C), and (2) within 15 months after such termination, 1st Service or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, an Acquisition Proposal, then 1st Service shall pay the Termination Fee to SNBV on the date of such execution or consummation.

(c) Any Termination Fee or portion thereof that becomes payable pursuant to Section 9.2(b) shall be paid by wire transfer of immediately available funds to an account designated by SNBV in writing to 1st Service.

(d) 1st Service acknowledges that the agreement contained in paragraph (b) above is an integral part of the transactions contemplated by this Agreement, that without such agreement by 1st Service, SNBV would not have entered into this Agreement, and that such amounts do not constitute a penalty. If 1st Service fails to pay the amounts due under paragraph (b) above within the time periods specified in such paragraph (b), 1st Service shall pay the costs and expenses (including reasonable and documented legal fees and expenses) incurred by SNBV in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

(e) Notwithstanding anything to the contrary contained herein, 1st Service shall be obligated, subject to the terms of this Section 9.2, to pay only one Termination Fee.

Section 9.3. Amendment. Subject to compliance with applicable law, this Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with this Agreement by the shareholders of 1st Service, provided, however, that after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval, and further provided that after any such approval by shareholders of 1st Service, no amendment shall be made which reduces the amount or changes the form of the consideration to be delivered to the 1st Service shareholders hereunder other than as contemplated by this Agreement or which negatively impacts the intended tax treatment of the holders of 1st Service Common Stock. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 9.4. Extension; Waiver. At any time prior to the Effective Time, the Parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

Section 10.1. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except as expressly set forth herein or except for those covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 10.2. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense, except (a) as provided in Section 9.2 hereof and (b) that 1st Service and SNBV shall share equally all costs and expenses incurred in connection with the printing and mailing of the Proxy Statement/Prospectus.

Section 10.3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon telephonic confirmation of receipt), on the first Business Day following the date of dispatch if delivered by a recognized next day courier service, or on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a) if to SNBV or Sonabank, to:

Southern National Bancorp of Virginia, Inc.

1002 Wisconsin Avenue, NW

Washington, D.C. 20007

Attn: Georgia S. Derrico

          Chairman of the Board

Fax: (202) 464-1134

with a copy (which shall not constitute notice) to:

Elias, Matz, Tiernan & Herrick L.L.P.

734 15th Street, N.W.

Washington, D.C. 20005

Attn: Timothy B. Matz, Esq.

Fax: (202) 347-2172

(b) if to 1st Service, to:

1st Service Bank

6830 Old Dominion Drive

McLean, VA 22101

Attn: Ernest L. Tressler

           President and Chief Executive Officer

Fax: (703) 893-7489

with a copy (which shall not constitute notice) to:

Elias, Matz, Tiernan & Herrick L.L.P.

734 15th Street, N.W.

Washington, D.C. 20005

Attn: Gerard L. Hawkins, Esq.

Fax: (202) 347-2172

and

Galland, Kharasch, Greenberg, Fellman and Swirsky, P.C.

1054 31st Street, Suite 200

Washington, DC 20007

Att: Keith G. Swirsky, Esq.

Fax: (202) 965-5725

Section 10.4. Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement all references to “dollars” or “$” are to United States dollars. No provision of this Agreement shall be construed to require a Party or any of their respective Subsidiaries or affiliates to take any action which would violate or conflict with any applicable law (whether statutory or common), rule or regulation.

Section 10.5. Counterparts. This Agreement may be executed by facsimile and in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 10.6. Entire Agreement. This Agreement (including the exhibits and the disclosure schedules hereto and the other documents and instruments referred to herein, including without limitation the Registration Rights Agreement and the Confidentiality Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 10.7. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Virginia (except to the extent that mandatory provisions of federal law are applicable).

Section 10.8. Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any Party or its shareholders. Upon any such determination, 1st Service and SNBV shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

Section 10.9. Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of 1st Service, SNBV or Sonabank hereunder shall be assigned by 1st Service, SNBV or Sonabank (whether by operation of law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder other than with respect to the provisions of Section 7.3(d) and Section 7.6, which shall inure to the benefit of the directors and officers of 1st Service referred to therein and their respective heirs and personal representatives, who are intended to be third-party beneficiaries thereof.

Section 10.10. Alternative Structure. Notwithstanding any provisions of this Agreement to the contrary, SNBV may at any time change the structure of the Merger, provided that in any such case no such change shall (i) alter or change the amount or kind of the Merger Consideration, (ii) adversely affect the anticipated tax consequences of the Merger to the holders of 1st Service Common Stock as a result of receiving the Merger Consideration or (iii) materially impede or delay consummation of the Merger. In the event SNBV elects to make such a change, the Parties agree to execute appropriate documents to reflect the change.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.

By:	/s/ Georgia S. Derrico
Name:	Georgia S. Derrico
Title:	Chairman of the Board
and Chief Executive Officer

SONABANK, NATIONAL ASSOCIATION

By:	/s/ Georgia S. Derrico
Name:	Georgia S. Derrico
Title:	Chairman of the Board
and Chief Executive Officer

1ST SERVICE BANK

By:	/s/ Ernest L. Tressler
Name:	Ernest L. Tressler
Title:	President and Chief Executive Officer

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